UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )
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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

NGM Biopharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NGM BIOPHARMACEUTICALS, INC.
333 Oyster Point Boulevard
South San Francisco, California 94080
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2023
Dear Stockholder:
You are cordially invited to attend the 2023 Annual Meeting of Stockholders, or the Annual Meeting, of NGM Biopharmaceuticals, Inc., a Delaware corporation, referred to as the “Company” or “NGM”. The meeting will be held virtually on Wednesday, May 10, 2023 at 7:30 a.m. Pacific Daylight Time. This year’s Annual Meeting will be held virtually through a live webcast at www.virtualshareholdermeeting.com/NGM2023. You will not be able to attend the Annual Meeting in person.
At or before the Annual Meeting, stockholders are invited to consider and vote upon the following matters:
1.To elect to the Company’s Board of Directors the three nominees for Class I director named in the accompanying Proxy Statement to hold office until the Company’s 2026 annual meeting of stockholders and until their successors have been duly elected and qualified.
2.To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the accompanying Proxy Statement.
3.To ratify the selection by the Audit Committee of the Company’s Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023.
4.To conduct any other business properly brought before the meeting.
The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.
This year’s Annual Meeting will be held virtually through a live webcast. You will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting www.virtualshareholdermeeting.com/NGM2023 and entering the 16-digit control number on the Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. Please refer to the additional logistical details in the accompanying Proxy Statement. You may log in at www.virtualshareholdermeeting.com/NGM2023 beginning at 7:15 a.m. Pacific Daylight Time on Wednesday, May 10, 2023.
Our Board of Directors has fixed the close of business on March 17, 2023 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof, referred to as the Record Date.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on May 10, 2023, at 7:30 a.m. Pacific Daylight Time.
This Notice, the accompanying Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available at www.proxyvote.com.

By Order of the Board of Directors,

/s/ Valerie Pierce
Valerie Pierce
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary
South San Francisco, California
March 29, 2023

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or via the internet as instructed in these materials, as promptly as possible, in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote online if you attend the Annual Meeting. Stockholders who attend the Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/NGM2023 to vote online at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

NGM BIOPHARMACEUTICALS, INC.
333 Oyster Point Boulevard
South San Francisco, California 94080
PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
MAY 10, 2023
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we or your broker have sent you a Notice of Internet Availability of Proxy Materials, or the Notice, because the Board of Directors of NGM Biopharmaceuticals, Inc. (referred to in this Proxy Statement as “we,” “us,” “our,” the “Company” or “NGM”) is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice to each of our stockholders of record entitled to vote at the Annual Meeting beginning on or about March 29, 2023.
Will I receive any other proxy materials by mail?
No, you will not receive any other proxy materials by mail unless you request a paper copy of proxy materials. To request that a full set of the proxy materials be sent to your specified postal address, please go to www.proxyvote.com or call 1-800-579-1639 and follow the instructions. You may also request a full set of the proxy materials by sending an email, referencing the 16-digit control number set forth in the Notice, to sendmaterial@proxyvote.com.
What am I being asked to vote on?
At the Annual Meeting, our stockholders will consider and vote on the following matters:
➢ Proposal No. 1 - To elect to our Board of Directors the three nominees for Class I director named herein to hold office until our 2026 annual meeting of stockholders and until their successors have been duly elected and qualified;
➢ Proposal No. 2 - To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules; and
➢ Proposal No. 3 - To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023.
At the Annual Meeting, stockholders also will be asked to transact any other business that may properly come before the Annual Meeting other than the three items listed above. As of the date of this Proxy Statement, our Board of Directors did not know of any other matters to be presented for consideration at the Annual Meeting other than the three items noted above.
How does the Board of Directors recommend that I vote?
Our Board of Directors unanimously recommends that you vote:
➢ Proposal No. 1 - FOR the election to our Board of Directors of the three nominees for Class I director named herein to hold office until our 2026 annual meeting of stockholders and until their successors have been duly elected and qualified;

➢ Proposal No. 2 - FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules; and
➢ Proposal No. 3 - FOR the ratification of the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023.
Who is entitled to vote at the Annual Meeting?
Only stockholders of record of NGM common stock as of the close of business on the Record Date, March 17, 2023, will be entitled to vote at the Annual Meeting. As of the Record Date, 82,056,499 shares of NGM common stock were outstanding and entitled to vote.
How do I vote?
For Proposal No. 1, you may either vote “For” the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For both of the other proposals to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple as described below:
Stockholder of Record: Shares Registered in Your Name
If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online during the Annual Meeting, vote by proxy through the internet or by telephone or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy through the internet or by telephone as instructed below, or by completing a proxy card as soon as possible.
➢ To vote using a proxy card before the Annual Meeting, simply complete, sign and date the proxy card that you may request or that was delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
➢ To vote over the telephone before the Annual Meeting, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the 16-digit control number included on your Notice, your proxy card (that you may request or that was delivered you) or the instructions that accompanied your proxy materials. Your vote must be received by 11:59 p.m. Eastern Daylight Time on May 9, 2023 to be counted.
➢ To vote through the internet before the Annual Meeting, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the 16-digit control number included on your Notice, your proxy card (that you may request or that was delivered you) or the instructions that accompanied your proxy materials. Your vote must be received by 11:59 p.m. Eastern Daylight Time on May 9, 2023 to be counted.
In addition, you may vote online during the Annual Meeting. To do so, please go to www.virtualshareholdermeeting.com/NGM2023. You will be asked to provide the 16-digit control number included on your Notice, your proxy card (that you may request or that was delivered you) or the instructions that accompanied your proxy materials. Once you have logged into the Annual Meeting, please follow the instructions to vote your shares. If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting, but you will not be able to vote your shares or submit questions.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If, on the Record Date, your shares were held, not in your name, but rather in an account at a broker, bank or other nominee, then you are the beneficial owner of shares held in “street name.” Your broker, bank or other nominee is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you should have received a notice containing voting instructions from your broker, bank or other nominee rather than from us. Simply follow the instructions in the notice to ensure that your vote is counted. Please also note that since you are not the stockholder of record, you may only vote your shares during the Annual Meeting if you request and obtain a valid 16-digit control number from your broker, bank or other nominee. Beneficial owners who attend the Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/NGM2023 to vote during the meeting.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of NGM common stock you owned as of March 17, 2023.
What are “broker non-votes”?
As discussed above, if a beneficial owner of shares held in “street name” does not give voting instructions to his or her broker, bank or other nominee holding his or her shares as to how to vote on matters deemed to be “non-routine” under applicable rules, the broker, bank or other nominee does not have the authority to vote the beneficial owner’s shares on such “non-routine” matters. These un-voted shares are generally referred to and counted as “broker non-votes.” Since Proposal Nos. 1 and 2 are considered to be “non-routine” under applicable rules, we expect broker non-votes to exist in connection with Proposal Nos. 1 and 2. Proposal No. 3 is considered to be “routine” under applicable rules, and therefore we do not expect broker non-votes on Proposal No. 3.
As a reminder, if you are a beneficial owner of shares held in “street name,” in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other nominee by the deadline provided in the materials you receive from your broker, bank or other nominee.
What is required to approve each proposal?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions / Withheld Votes	Effect of “Broker Non-Votes”
Proposal No. 1 - Election of directors	“FOR” or “WITHHOLD”	Plurality of the shares present or represented by proxy and entitled to vote; the nominees receiving the highest number of votes “FOR” will be elected.	No effect. Only “FOR” votes will affect the outcome.	No effect. Only “FOR” votes will affect the outcome
Proposal No. 2 -Advisory vote to approve executive compensation	“FOR,” “AGAINST,” or “ABSTAIN”	Majority of the voting power of the shares present or represented by proxy and entitled to vote generally on the subject matter; of the shares present and entitled to vote on the proposal, a majority of them must be voted “FOR” the proposal for it to be approved.	An abstention will have the same effect as a vote “AGAINST” the proposal.	No effect
Proposal No. 3 -Ratification of retention of Ernst & Young LLP	“FOR,” AGAINST,” or “ABSTAIN”	Majority of the voting power of the shares present or represented by proxy and entitled to vote generally on the subject matter; of the shares present and entitled to vote on the proposal, a majority of them must be voted “FOR” the proposal for it to be approved.	An abstention will have the same effect as a vote “AGAINST” the proposal.	Not applicable; brokers have discretion to vote.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing a proxy card, either by telephone, through the internet or online during the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections or if you indicate when voting on the internet or by telephone that you wish to vote as recommended by our Board of Directors, your shares will be voted, as applicable, “For” Proposal No. 1, the election of the three nominees for director, “For” Proposal No. 2, to approve, on an advisory basis, the compensation of the Company’s named executive officers, and “For” Proposal No. 3, the ratification of the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023. If any other matter is properly presented at the Annual Meeting, your proxyholder will vote your shares using their best judgment.
If I am a beneficial owner of shares held in “street name” and I do not provide my broker, bank or other nominee with voting instructions, what happens?
If you are a beneficial owner of shares held in “street name” and you do not instruct your broker, bank or other nominee how to vote your shares, your broker, bank or other nominee may still be able to vote your shares in its discretion. In this regard, brokers, banks and other nominees may generally vote in their discretion your “uninstructed” shares with respect to matters considered to be “routine,” but not with respect to “non-routine” matters. Under applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation) and certain corporate governance proposals, even if management-supported. In this regard, Proposal Nos. 1 and 2 are considered to be “non-routine” under applicable rules meaning that your broker, bank or other nominee may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal No. 3 is considered to be a “routine” matter under applicable rules, meaning that if you do not return voting instructions to your broker, bank or other nominee by its deadline, your broker, bank or other nominee may generally vote in their discretion on Proposal No. 3. We encourage you to provide voting instructions to your broker, bank or other nominee. This ensures that your shares will be voted at the Annual Meeting according to your instructions. You should receive directions from your broker, bank or other nominee about how to submit your proxy to them at the time you receive this Proxy Statement.
If you are a beneficial owner of shares held in “street name,” in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other nominee by the deadline provided in the materials you receive from your broker, bank or other nominee.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. Proxies may be revoked at any time before the final vote at the Annual Meeting. If you are the stockholder of record of your shares, you may revoke your proxy in any one of the following ways:
➢ You may submit a valid, later-dated proxy;
➢ You may submit a subsequent proxy by telephone or through the internet (only your last telephone or internet proxy will be counted) before 11:59 p.m. Eastern Daylight Time on May 9, 2023;
➢ You may send a timely written notice that you are revoking your proxy to our Secretary at 333 Oyster Point Boulevard, South San Francisco, California 94080; or
➢ You may attend the Annual Meeting and vote again online by following the instructions at www.virtualshareholdermeeting.com/NGM2023.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
For shares held beneficially in “street name,” you must contact the bank, broker or other nominee holding your shares and follow its instructions for revoking or changing your vote.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority of the voting power of the outstanding shares entitled to vote are present at the Annual Meeting or represented by proxy. On the Record Date, there were 82,056,499 shares outstanding and entitled to vote. Thus, the holders of 41,028,250 shares must be present or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online during the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the Annual Meeting or represented by proxy may adjourn the meeting to another date. Virtual attendance at our Annual Meeting constitutes presence for purposes of a quorum at the meeting.
Will a list of record stockholders as of the Record Date be available?
For the ten days prior to the Annual Meeting, the list will be available for examination by any stockholder of record for a legally valid purpose at our principal executive offices located at 333 Oyster Point Boulevard, South San Francisco, California 94080. You may email NGM at ir@ngmbio.com to coordinate arrangements to view the stockholder list.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices you receive to ensure that all your shares are voted.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokers, banks and other nominees for the cost of forwarding proxy materials to beneficial owners.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a current report on Form 8-K within four business days after the Annual Meeting, we intend to file a current report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended report on Form 8-K to disclose the final results.
Why are we holding our Annual Meeting in a virtual format?
Following the successful implementation of a virtual format for our annual meeting of stockholders in the previous three years, we have again decided to hold the Annual Meeting in a virtual format, which will be conducted via live webcast. We continue to believe that a virtual format helps to facilitate stockholder participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost (other than any costs associated with your internet access, such as usage charges from internet access providers and telephone companies). A virtual annual meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving NGM and our stockholders time and resources. We also designed the virtual format of our Annual Meeting to ensure that our stockholders who attend the Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-

person meeting. For example, last year’s virtual format allowed our stockholders to communicate with us during the meeting, enabling them to ask questions of our Board of Directors or management in live format. During the Annual Meeting, we will once again answer appropriate questions submitted during the meeting to the extent relevant to the business of the meeting and as time permits.
Whether or not you expect to attend the Annual Meeting, please vote as soon as possible by one of the methods described in these proxy materials so that your shares will be represented and voted at the Annual Meeting.
How do I attend the Annual Meeting?
You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/NGM2023, where you will be able to listen to the meeting live, submit questions and vote. You will not be able to attend the Annual Meeting in person. Information on how to vote at the Annual Meeting is discussed below. The live Annual Meeting webcast will begin promptly at 7:30 a.m., Pacific Daylight Time. We encourage you to access the webcast prior to the start time. Online check-in will begin at 7:15 a.m. Pacific Daylight Time, and you should allow ample time for the check-in procedures.
What do I need in order to be able to participate in the Annual Meeting?
You will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials in order to be able to vote your shares or submit questions during the Annual Meeting. Instructions on how to connect to the Annual Meeting and participate via the internet will be posted at www.virtualshareholdermeeting.com/NGM2023.
Technicians will be ready to assist you with any technical difficulties you may have accessing the virtual meeting platform or submitting questions. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page.
For the Annual Meeting, how do we ask questions of management and the Board of Directors?
We plan to have a Q&A session at the Annual Meeting and will include as many stockholder questions, to the extent relevant to the business of the meeting, as the allotted time permits. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/NGM2023. As noted above, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials in order to be able to submit questions during the Annual Meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors is divided into three classes, designated as Class I, Class II and Class III, with each class serving a staggered three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors unless the Board of Directors determines by resolution that any such vacancies will be filled by stockholders. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, will serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
Our Board of Directors presently has eight members, as follows: Class I directors: Shelly D. Guyer, Carole Ho, M.D. and William J. Rieflin, whose terms will expire at the Annual Meeting; Class II directors: Jin-Long Chen, Ph.D. and Roger M. Perlmutter, M.D., Ph.D., whose terms will expire at the annual meeting of stockholders to be held in 2024; and Class III directors: David V. Goeddel, Ph.D., Suzanne Sawochka Hooper and David J. Woodhouse, Ph.D., whose terms will expire at the annual meeting of stockholders to be held in 2025.
Ms. Guyer, Dr. Ho and Mr. Rieflin, each a current Class I director, were recommended for re-election to our Board of Directors as Class I director nominees by our Nominating and Corporate Governance Committee and each was nominated for re-election by our Board of Directors. Ms. Guyer and Mr. Rieflin were previously elected to our Board of Directors by our stockholders. The Board of Directors elected Dr. Ho to our Board of Directors on June 5, 2020 upon recommendation by our Nominating and Corporate Governance Committee, based on its review of her experience and qualifications. Dr. Ho was initially recommended to our Nominating and Corporate Governance Committee by an external search firm.
If re-elected at the Annual Meeting, Ms. Guyer, Dr. Ho and Mr. Rieflin would serve until the annual meeting of stockholders to be held in 2026 and until their successors have been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.
Directors are elected by a plurality of the votes of the holders of shares present or represented by proxy and entitled to vote on the election of directors. Accordingly, the nominees who receive the highest number of “FOR” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “FOR” nominees will affect the outcome. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of all of the nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, the Board of Directors may designate a substitute nominee, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors. Each person nominated for election has consented to being named as a nominee in this Proxy Statement and has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.
The following includes a brief biography of each of the Class I director nominees standing for election at the Annual Meeting and each of our Class II and Class III directors continuing to serve on the Board of Directors, including their respective ages, as of March 17, 2023. Each biography includes information regarding the specific experience, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee and the Board of Directors to determine that the applicable nominee or other current director should serve as a member of the Board of Directors.
Class I Director Nominees for Election for a Three-Year Term Expiring at the 2026 Annual Meeting of Stockholders
Shelly D. Guyer, age 62, has served as a member of our Board of Directors since December 2019. Ms. Guyer previously led the sustainability and environmental, social and governance, or ESG, efforts of Invitae Corporation, or Invitae, a publicly-traded leading medical genetics company, as Chief Sustainability Officer from June 2021 to October 2022, and previously acted as Invitae’s Chief Financial Officer from June 2017 to June 2021. Prior to that, she served as Chief Financial Officer of Veracyte, Inc., or Veracyte, a genomic diagnostics company, from April 2013 to December 2016 and served as Veracyte’s Secretary from April 2013 to March 2014. From April 2008 to December 2012, she served as Chief Financial Officer and Executive Vice President of Finance and Administration of iRhythm Technologies, Inc., a digital healthcare company. From March 2006 to August 2007, Ms. Guyer served as Vice President of Business Development and Investor Relations of Nuvelo, Inc., or Nuvelo, a biopharmaceutical company. Prior to joining Nuvelo, Ms. Guyer worked at J.P. Morgan Securities and its predecessor companies for over 17 years, serving in a variety of roles including in healthcare investment banking and as a member of the H&Q Environmental Technology Fund. Ms. Guyer received an A.B. in Politics from Princeton University and an M.B.A. from the Haas School of Business at the University of California, Berkeley. We believe that Ms. Guyer’s financial background and executive experience, as well as her ESG expertise, make her qualified to serve on our Board of Directors.
Carole Ho, M.D., age 50, has served as a member of our Board of Directors since June 2020. Dr. Ho also serves as Chief Medical Officer and Head of Development at Denali Therapeutics Inc., or Denali, a biotechnology company since June 2015. Prior to joining Denali, Dr. Ho held various roles of increasing responsibility at Genentech, Inc., or Genentech, a private biotechnology company, between 2007 and 2015, most recently as Vice President, Non-Oncology Early Clinical Development. From November 2006 to October 2007, Dr. Ho served as Associate Medical Director at Johnson & Johnson. From June 2002 to November 2006, she was an instructor in the Department of Neurology and Neurological Sciences at Stanford University. Dr. Ho completed a residency in neurology at Partners Neurology Residency of the Massachusetts General and Brigham and Women’s Hospital between 2004 and 2014 and was board certified in neurology and psychiatry. She currently serves on the board of directors of Beam Therapeutics Inc., a publicly-traded biotechnology company. Dr. Ho received an M.D. from Cornell University and a B.S. in Biochemical Sciences from Harvard College. We believe that Dr. Ho’s medical background, executive experience and experience serving as a director of another publicly-traded life science company make her qualified to serve on our Board of Directors.
William J. Rieflin, age 63, became the Chairman of our Board of Directors in July 2022, after having served as our Executive Chairman since September 2018. He also served as our Chief Executive Officer and a member of our Board of Directors from September 2010 to September 2018. From 2004 until 2010, he served as President of XenoPort, Inc., or XenoPort, a biotechnology company focused on the discovery and development of transported prodrugs. From 1996 to 2004, he held various positions with Tularik Inc., or Tularik, a biotechnology company focused on the discovery and development of product candidates based on the regulation of gene expression that was acquired by Amgen, Inc., or Amgen, a public biotechnology company, in 2004, most recently serving as Executive Vice President, Administration, Chief Financial Officer, General Counsel and Secretary. Mr. Rieflin has served as a director of RAPT Therapeutics, Inc., or RAPT, a publicly-traded biotechnology company, since 2015 and as chair of the board since 2019, at Lyell Immunopharma, Inc., a publicly-traded biotechnology company, since 2020, at Kallyope Inc., a private biotechnology company, since 2016 and at Lycia Therapeutics, Inc., a private biotechnology company, as chair of the board since 2020. Mr. Rieflin also served as a director of Flexus Biosciences until its acquisition in 2015, a director of XenoPort until its acquisition in 2016 and as a director of Anacor Pharmaceuticals, a private biopharmaceutical company, until its acquisition in 2016. Mr. Rieflin received a B.S. from Cornell University, an M.B.A. from the University of Chicago Graduate School of Business and a J.D. from Stanford Law School. We believe that Mr. Rieflin’s extensive experience with NGM, which is a consequence of his tenure as Chief Executive Officer and Executive Chairman, brings necessary historic knowledge and continuity to our Board of Directors. In addition, we believe that his prior experiences provided him with operational and industry expertise that are important to our Board of Directors. Mr. Rieflin was elected to our Board of Directors prior to our initial public offering pursuant to a voting agreement entered into with certain of our stockholders that terminated upon completion of our initial public offering in April 2019.
The Board of Directors Recommends
a Vote “For” Each of the Class I Director Nominees Named Above.
Class II Directors Continuing in Office Until the 2024 Annual Meeting of Stockholders
Jin-Long Chen, Ph.D., age 60, our founder, has served as a member of our Board of Directors and as our Chief Scientific Officer since January 2008. He was also NGM’s President until November 2014. From 2004 to 2008, Dr. Chen held various positions at Amgen, most recently as its Vice President, Metabolic Research. Prior to joining Amgen, Dr. Chen was Vice President, Biology at Tularik. He has served as a director of Tenaya Therapeutics, or Tenaya, a public biotechnology company, since 2016. Dr. Chen received a B.S. from Fu-Jen Catholic University, an M.S. from National Taiwan University and a Ph.D. from the University of California, Berkeley. We believe that Dr. Chen’s extensive experience with NGM, which is a consequence of his long tenure as Chief Scientific Officer, brings necessary historic knowledge and continuity to our Board of Directors. In addition, we believe that his experiences prior to joining us provided him with operational and industry expertise that are important to our Board of Directors.

Dr. Chen was elected to our Board of Directors prior to our initial public offering pursuant to a voting agreement entered into with certain of our stockholders prior to the initial public offering that terminated upon completion of our initial public offering in April 2019.
Roger M. Perlmutter, M.D., Ph.D., age 70, has served as a member of our Board of Directors since June 2021. Dr. Perlmutter is a highly accomplished industry as well as academic leader with over 35 years of experience. He currently serves as the President, Chief Executive Officer and Chairman of Eikon Therapeutics, Inc., a private biotechnology company. From 2013 through 2020, he served as Executive Vice President, Merck & Co., or Merck, and President, Merck Research Laboratories, or MRL, where he supervised the discovery and development of numerous lifesaving medicines, and then he served as non-Executive Chairman of MRL from January through May 2021. He currently serves on the board of directors of Insitro, Inc., a privately held machine learning-driven drug discovery and development company, on the Scientific Advisory Board of the CBC Group, a healthcare-dedicated investment platform, and as a Science Partner at The Column Group, or TCG, a venture capital partnership. Before joining Merck, Dr. Perlmutter spent 12 years as Executive Vice President and head of R&D at Amgen from January 2001 to February 2012. Prior to assuming leadership roles in industry, Dr. Perlmutter was a professor in the Departments of Immunology, Biochemistry and Medicine at the University of Washington, Seattle, and served as Chairman of its Department of Immunology, where he was at the same time an investigator of the Howard Hughes Medical Institute. Prior to his role at the University of Washington, he was a lecturer in the Division of Biology at the California Institute of Technology, Pasadena. Dr. Perlmutter is a Fellow of the American Academy of Arts and Sciences and the American Association for the Advancement of Science, and both a Distinguished Fellow and past president of the American Association of Immunologists. Dr. Perlmutter graduated from Reed College and received his M.D. and Ph.D. degrees from Washington University in St. Louis. We believe Dr. Perlmutter’s extensive industry, academic and executive experience make him qualified to serve on our Board of Directors.
Class III Directors Continuing in Office Until the 2025 Annual Meeting of Stockholders
David V. Goeddel, Ph.D., age 71, became Lead Independent Director of our Board of Directors in September 2018, after having served as Chairman since January 2008, and served as our Chief Executive Officer from 2008 to 2010. Dr. Goeddel has been a Managing Partner of TCG since 2007. Dr. Goeddel co-founded Tularik in November 1991, was Vice President of Research until 1996 and Chief Executive Officer from 1996 through 2004. He served as Amgen’s first Senior Scientific Vice President until May 2006. Prior to Tularik, he was the first scientist hired by Genentech, and from 1978 to 1993 served in various positions, including Fellow, Staff Scientist and Director of Molecular Biology. Dr. Goeddel served as a director at the following publicly-traded biotechnology companies: RAPT, April 2015 to June 2020, Surrozen Inc., or Surrozen, a publicly traded biotechnology company, from February 2017 to 2021 and Board Chairman of Tenaya from October 2016 to the present and he currently serves as Board Chairman on two privately held biotechnology companies. He is a member of the National Academy of Sciences and the American Academy of Arts and Sciences. Dr. Goeddel received a B.S. in Chemistry from the University of California, San Diego and a Ph.D. from the University of Colorado. We believe that Dr. Goeddel’s scientific background, experience in the venture capital industry, experience serving as a director of other publicly-traded and privately-held life science companies and experience in founding and serving as President and Chief Executive Officer of a publicly-traded biopharmaceutical company give him the qualifications, skills and financial expertise to serve on our Board of Directors. Dr. Goeddel was elected to our Board of Directors prior to our initial public offering pursuant to a voting agreement entered into with certain of our stockholders prior to the initial public offering that terminated upon completion of our initial public offering in April 2019.

Suzanne Sawochka Hooper, age 57, has served as a member of our Board of Directors since August 2018. From March 2012 to March 2019, Ms. Hooper served as the Executive Vice President and General Counsel of Jazz Pharmaceuticals plc., or Jazz, a public biopharmaceutical company. From 1999 until February 2012, she was a partner in the law firm Cooley LLP. Ms. Hooper served as a member of the board of directors of Eidos Therapeutics, a subsidiary of BridgeBio Pharma, Inc., or BridgeBio, from August 2020 until it was acquired by BridgeBio in January 2021. Ms. Hooper received a J.D. from the University of California, Berkeley School of Law and a B.A. in Political Science from the University of California, Santa Barbara. We believe that Ms. Hooper’s legal and operational background and executive experience make her qualified to serve on our Board of Directors. In addition, Ms. Hooper’s experience as the Executive Vice President of a publicly-traded pharmaceutical company provided her with operational expertise that is important to our Board of Directors. Ms. Hooper was elected to our Board of Directors prior to our initial public offering pursuant to a voting agreement entered into with certain of our stockholders prior to the initial public offering that terminated upon completion of our initial public offering in April 2019.

David J. Woodhouse, Ph.D., age 53, became our Chief Executive Officer and a member of our Board of Directors in September 2018 and was our Acting Chief Financial Officer between September 2018 and July 2020, after having served as our Chief Financial Officer from March 2015 until September 2018. From 2002 to 2015, he was an investment banker at Goldman Sachs & Co. LLC, most recently as a managing director in the healthcare investment banking group and co-head of biotechnology investment banking. Earlier in his career, Dr. Woodhouse worked at Dynavax Technologies, a public biopharmaceutical company, and also as a research assistant at Amgen. He currently serves on the board of directors of Surrozen. Dr. Woodhouse received a B.A. in pharmacology from the University of California, Santa Barbara, an M.B.A. from the Tuck School of Business at Dartmouth and a Ph.D. in molecular pharmacology from Stanford University School of Medicine. We believe that Dr. Woodhouse’s experience with NGM, as well as his financial and executive experience, make him qualified to serve on our Board of Directors. In addition, Dr. Woodhouse’s experience in healthcare investment banking prior to joining us provided him with industry expertise that is important to our Board of Directors. Dr. Woodhouse was elected to our Board of Directors prior to our initial public offering pursuant to a voting agreement entered into with certain of our stockholders prior to the initial public offering that terminated upon completion of our initial public offering in April 2019.
Board Diversity
The Board Diversity Matrix below provides the diversity statistics for our Board of Directors.

Board Diversity Matrix (As of March 17, 2023)
Total Number of Directors	8
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	-	-
Part II: Demographic Background
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	1	1	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	2	4	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	1
Did Not Disclose Demographic Background	-

CORPORATE GOVERNANCE AND BOARD MATTERS
Overview
We are committed to exercising good corporate governance practices. In furtherance of this commitment, we regularly monitor developments in the area of corporate governance and review our processes, policies and procedures in light of such developments. Key information regarding our corporate governance initiatives can be found on the Investors & Media section of our website, www.ngmbio.com, including our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and the charters for our Audit, Compensation and Nominating and Corporate Governance Committees. Information contained on, or that can be accessed through, our website is not incorporated by reference into and does not form a part of this Proxy Statement. We believe that our corporate governance policies and practices, including the majority of independent directors on our Board of Directors and the appointment of a Lead Independent Director, empower our independent directors to effectively oversee our management, including the performance of our Chief Executive Officer, and provide an effective and appropriately balanced board governance structure.
Independence of the Board of Directors
As required under the Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each of our directors and nominees for director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that Drs. Goeddel, Ho and Perlmutter and Mses. Guyer and Hooper do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is otherwise “independent” as that term is defined under applicable Nasdaq listing standards.
Our Board of Directors determined that Dr. Woodhouse is not considered independent because he currently serves as our Chief Executive Officer, Mr. Rieflin is not considered independent because he served as our Executive Chairman through July 1, 2022 and Dr. Chen is not considered independent because he currently serves as our Chief Scientific Officer. Our Board of Directors has determined that each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meets the applicable Nasdaq and SEC rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company. In making these independence determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
Board Leadership Structure
Although our bylaws and Corporate Governance Guidelines do not require that we separate the Chairman of the Board of Directors and Chief Executive Officer positions, our Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time and, therefore, the positions of Chairman of the Board of Directors and Chief Executive Officer are currently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing our Chairman to lead our Board of Directors in its fundamental role of providing advice to and oversight of members of management. Our Board of Directors recognizes that, depending on the circumstances, other leadership models, such as combining the role of Chairman of the Board of Directors with the role of Chief Executive Officer, might be appropriate. Accordingly, our Board of Directors may periodically review its leadership structure. Our Board of Directors believes its leadership structure has not affected its administration of its risk oversight function.
Our Corporate Governance Guidelines provide that in the event the Chairman is not an independent director, our Board of Directors may designate one of the independent directors to serve as Lead Independent Director. Our Board of Directors has appointed Dr. Goeddel to serve as our Lead Independent Director. Specific roles and responsibilities of the Lead Independent Director, which are detailed in our Corporate Governance Guidelines, include:
•establishing the agenda with the Chairman and Chief Executive Officer for regular meetings of the Board of Directors and serving as the chairperson of Board of Directors meetings in the absence of the Chairman;
•establishing the agenda for meetings of the independent directors;
•coordinating with the committee chairs regarding meeting agendas and informational requirements;
•presiding over meetings of the independent directors and leading executive sessions of the Board of Directors;
•presiding over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer or Chairman is presented or discussed;
•presiding over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and
•coordinating the activities of the other independent directors and performing such other duties as may be established or delegated by the Chairman or the Board of Directors.
As discussed above, except for Drs. Woodhouse and Chen and Mr. Rieflin, our Board of Directors is comprised of independent directors. The active involvement of these independent directors, combined with the qualifications and significant responsibilities of our Lead Independent Director, provide balance on the Board of Directors and promote strong, independent oversight of our management and affairs.
Role of the Board of Directors in Risk Oversight
Our Board of Directors believes that risk management is an important part of establishing, updating and executing our business strategy. Our Board of Directors, as a whole and through its committees, has oversight responsibility relating to risks that could affect our corporate strategy, business objectives, compliance, operations and the financial condition and performance of the Company. Our Board of Directors and its committees focus their oversight on the most significant risks facing the Company and on the processes to identify, prioritize, assess, manage and mitigate those risks. While our Board of Directors is ultimately responsible for risk oversight at the Company, our Board of Directors has delegated to its committees the oversight of risks associated with their respective areas of responsibility, as summarized below. In addition, while our Board of Directors and its committees have an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the Company. In turn, the Company’s senior management reports to the Board of Directors and its committees on areas of material risk to the Company, including strategic, operational, financial, cybersecurity, legal and regulatory risks and, when appropriate, the committees provide reports to the full Board of Directors on these and other areas for review.
Our Board of Directors has delegated to the Audit Committee the primary responsibility for the oversight of the major financial and legal compliance risks facing our business. In this regard, the Audit Committee is responsible for overseeing our financial reporting process on behalf of our Board of Directors and reviewing with management and our auditors, as appropriate, our major financial and legal compliance risk exposures and the steps taken by management to monitor and control these exposures, including risks relating to data privacy, technology and information security, including cyber security and back-up of information systems. The Compensation Committee is responsible for overseeing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Compensation Committee is also responsible for overseeing risks with respect to our human capital management practices generally. The Nominating and Corporate Governance Committee oversees the management of risks associated with our corporate governance practices and overall board effectiveness, and reviews senior management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and rules, as well as to its Code of Business Conduct and Ethics.

Meetings of the Board of Directors; Annual Meeting Attendance
The Board of Directors met six times during 2022. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served, held during the portion of 2022 for which he or she was a director or committee member. In accordance with our Corporate Governance Guidelines, our directors are encouraged, but not required, to attend each annual meeting of stockholders. All of our directors attended our 2022 annual meeting of stockholders held on May 18, 2022.
Information Regarding Committees of the Board of Directors
The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2022 for each of these committees:

Name	Audit	Compensation	Nominating and Corporate Governance
David V. Goeddel, Ph.D.			✓
Shelly D. Guyer	✓*		✓
Carole Ho, M.D.	✓	✓
Suzanne Sawochka Hooper	✓	✓*
Roger M. Perlmutter, M.D., Ph.D.			✓*
Number of Meetings	5	7	3
________________________________
*Committee Chair
Below is a description of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The written charters of the committees are available to stockholders on the Investors & Media section of our website at www.ngmbio.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into and does not form a part of this Proxy Statement. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.
Audit Committee
Our Audit Committee consists of Mses. Guyer and Hooper and Dr. Ho, each of whom our Board of Directors has determined satisfies the independence requirements under the Nasdaq listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Chair of our Audit Committee is Ms. Guyer, whom our Board of Directors has determined is an “audit committee financial expert” as defined by applicable SEC rules. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with the applicable Nasdaq listing standards. In arriving at these determinations, our Board of Directors has examined each Audit Committee member’s scope of experience and the nature of her or his employment. The functions of this committee include:
•assisting our Board of Directors in overseeing our corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of our financial statements and systems of disclosure controls and procedures, as well as the quality and integrity of our financial statements and reports;
•assisting our Board of Directors in assessing the qualifications and independence of, and overseeing the performance of and compensation to be paid to, our registered public accounting firm or firms engaged as our independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services;
•reviewing and considering any related party transaction for approval or disapproval, as the case may be, and providing oversight of related party transactions;

•reviewing and discussing with management and auditors our major financial and legal compliance risk exposures, including risks related to data privacy and technology and information security, including cybersecurity;
•preparing the required report of the Audit Committee for inclusion in our annual proxy statement; and
•reviewing and assessing, at least annually, the performance of the Audit Committee and the adequacy of its charter.
Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2022 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the audit firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Respectfully submitted,
The Audit Committee of the Board of Directors

Shelly D. Guyer (Chair)
Carole Ho, M.D.
Suzanne Sawochka Hooper
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
Our Compensation Committee consists of Dr. Ho and Ms. Hooper. Ms. Hooper serves as the Chair of our Compensation Committee. Our Board of Directors has determined that each of Dr. Ho and Ms. Hooper is independent under the Nasdaq listing standards. The functions of this committee include:
•overseeing our overall compensation strategy;
•reviewing the Company’s practices and policies of employee compensation as they relate to risk management and risk-taking incentives;
•evaluating the performance of our Chief Executive Officer in light of relevant corporate performance goals and objectives and determining and approving, or reviewing and recommending to the Board of Directors for approval, the compensation and other terms of employment of the Chief Executive Officer;
•reviewing and determining the form and amount of compensation to be paid to our other executive officers and senior management;
•reviewing and recommending to the Board of Directors the type and amount of compensation to be paid or awarded to directors;
•adopting, amending, terminating and administering our compensation plans and programs;
•overseeing the Company’s talent and employee development programs, employee recruitment and retention, and the development and implementation of the Company’s policies and strategies regarding diversity, equity, inclusion and corporate culture; and

•reviewing and assessing, at least annually, the performance of the Compensation Committee and the adequacy of its charter.
Compensation Committee Processes and Procedures
The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with management. The Compensation Committee meets regularly in executive session. From time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Company’s Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or his individual performance. Until his retirement as Executive Chairman in July 2022, Mr. Rieflin did not participate in, and was not present during, any deliberations or determinations of the Compensation Committee regarding his compensation or his individual performance.
The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants as the Compensation Committee deems necessary or appropriate in carrying out its duties. In particular, the Compensation Committee has the sole authority to select, retain and terminate any compensation consultant to assist in its evaluation of executive and director compensation, including the sole authority to approve the consultant’s reasonable fees and other retention terms.
See “Compensation Discussion and Analysis—Process for Determining Executive Compensation” in this Proxy Statement for additional information. With respect to director compensation matters, our Compensation Committee recommends to our Board of Directors and our Board of Directors determines and sets director compensation. Our compensation arrangements for our directors are described under the section of this Proxy Statement entitled “Director Compensation.”
Compensation Committee Interlocks and Insider Participation
Neither Dr. Ho nor Ms. Hooper is or has been an officer or employee of our Company. None of our executive officers currently serves, or has served during the last year, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Drs. Goeddel and Perlmutter and Ms. Guyer, and Dr. Perlmutter serves as Chair. Our Board of Directors has determined that Drs. Goeddel and Perlmutter and Ms. Guyer are independent under the applicable Nasdaq listing standards. The functions of this committee include:
•developing, reviewing and assessing our corporate governance documents, including our Corporate Governance Guidelines and Code of Business Conduct and Ethics, and reviewing management’s efforts to monitor compliance with our programs and policies designed to ensure adherence to applicable laws and rules;
•identifying and evaluating candidates to serve as directors consistent with the criteria approved by our Board of Directors;
•recommending candidates for selection to our Board of Directors, or, to the extent required below, to serve as nominees for director for the annual meeting of stockholders;
•reviewing, discussing and assessing the performance of our Board of Directors and its committees;
•making other recommendations to our Board of Directors regarding the Board’s leadership structure and other affairs relating to our directors;

•oversee the Company’s environmental, social and governance efforts, progress and disclosures and regularly review emerging corporate governance issues and practices, including proxy advisory firm policies and recommendations; and
•reviewing and assessing, at least annually, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, having demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.
Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors and the competencies of the individual members, the current and future operating requirements of NGM and the long-term interests of stockholders, with the objective of having a balanced and effective Board of Directors that reflects a variety of characteristics, perspectives, skills and professional experience. The Nominating and Corporate Governance Committee’s review and periodic assessments of the characteristics, perspectives, skills and professional experience it seeks in the Board as a whole, and in individual directors, in connection with its review of the Board’s composition, enables it to assess the effectiveness of its goal of achieving a balanced and effective Board comprised of a diverse set of directors. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity in terms of background, perspective and experience, including diversity with respect to race, ethnicity, gender and sexual orientation, and such other factors as it deems appropriate, given the current needs of the Board of Directors and NGM. The Nominating and Corporate Governance Committee and our Board of Directors are committed to actively seeking highly-qualified candidates who are women or from underrepresented minorities to include in the pool of candidates from which director nominees are chosen. The Nominating and Corporate Governance Committee assesses the effectiveness of its goal of achieving a balanced and effective Board comprised of a diverse set of directors through its periodic evaluation of the composition of the full Board of Directors.
The Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. In January 2022, the Nominating and Corporate Governance Committee engaged Heidrich & Struggles to assist in the search for well-qualified and credentialed director candidates. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviewed these directors’ service to NGM, including the number of meetings attended, level of participation, quality of performance and any relationships and transactions that might impair the directors’ independence, as well as the overall composition of the Board and the desire to add new skill sets, expertise and diversity to the Company. In the case of all director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 333 Oyster Point Boulevard, South San Francisco, California 94080, Attn: Secretary. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our common stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Secretary will forward such communication to the Board of Directors.
Stockholder Communications with the Board of Directors
Our Board of Directors believes that stockholders should have an opportunity to communicate with the Board of Directors, and efforts have been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe that our responsiveness to stockholder communications to the Board of Directors has been excellent. Stockholders wishing to communicate with the Board of Directors or an individual director may send a written communication to the Board of Directors or such director c/o NGM Biopharmaceuticals, Inc., 333 Oyster Point Boulevard, South San Francisco, California 94080, Attn: Secretary. The Secretary will review each communication. The Secretary will forward such communication to the Board of Directors or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Secretary shall discard the communication.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics, the Code of Conduct, that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Conduct is available on our corporate website at https://www.ngmbio.com/ in the Investors & Media section under “Corporate Governance.” We intend to promptly disclose on our website or in a Current Report on Form 8-K in the future (i) the date and nature of any amendment (other than technical, administrative or other non-substantive amendments) to the Code of Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K and (ii) the nature of any waiver, including an implicit waiver, from a provision of the Code of Conduct that is granted to one of these specified individuals that relates to one or more of the elements of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, the name of such person who is granted the waiver and the date of the waiver. Information contained on, or that can be accessed through, our website is not incorporated by reference into and does not form a part of this Proxy Statement.
Corporate Governance Guidelines
As part of our Board of Directors’ commitment to enhancing stockholder value over the long term, our Board of Directors has adopted a set of Corporate Governance Guidelines to provide the framework for the governance of the Company and to assist our Board of Directors in the exercise of its responsibilities. Our Corporate Governance Guidelines cover, among other topics, Board composition and structure, Board membership criteria, director independence, Board and Board committee assessments, committees of the Board of Directors, Board access to management and outside advisors and director orientation and education. The Corporate Governance Guidelines, as well as the charters for each committee of the Board of Directors, may be viewed on the Investors & Media section of our website at www.ngmbio.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into and does not form a part of this Proxy Statement.
Hedging and Pledging Policy
We have adopted a policy, which applies to all of our directors and employees (including officers), that prohibits, among other things, short selling of our securities, trading derivative securities of the Company (other than employee stock options) and purchasing our securities on margin or holding our securities in a margin account. The policy also provides that directors and employees (including officers) are prohibited from engaging in any hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Additionally, directors, officers and employees may not engage in any transaction in our securities without first obtaining pre-clearance of the transaction from our Chief Financial Officer, General Counsel or their respective designees.

EXECUTIVE OFFICERS
The following table sets forth certain information with respect to our executive officers as of March 17, 2023:

Name	Age	Position
David J. Woodhouse, Ph.D. (1)	53	Chief Executive Officer and Director
Siobhan Nolan Mangini	42	President and Chief Financial Officer
Jin-Long Chen, Ph.D.(2)	60	Founder, Chief Scientific Officer and Director
Hsiao D. Lieu, M.D.	52	Executive Vice President, Chief Medical Officer
Valerie Pierce	60	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary
_______________________________
(1)Please see “Class III Directors Continuing in Office Until the 2025 Annual Meeting of Stockholders” for Dr. Woodhouse’s biography.
(2)Please see “Class II Directors Continuing in Office Until the 2024 Annual Meeting of Stockholders” for Dr. Chen’s biography.
Siobhan Nolan Mangini, age 42, has served as our President since July 2022 and as our Chief Financial Officer since July 2020. Prior to that, Ms. Nolan Mangini served in various roles at Castlight Health, Inc., or Castlight, now known as apree health, a healthcare technology company, from 2012 to February 2020, and most recently as President from December 2019 to February 2020 and President and Chief Financial Officer from July 2019 to December 2019. Prior to that, she served as Chief Financial Officer from July 2016 to July 2019; Vice President, Finance & Business Operations from October 2015 to July 2016; Senior Director, Financial Planning & Business Operations from November 2014 to September 2015; and Director, Strategy & Business Development from February 2012 to November 2014. Prior to joining Castlight Health, Ms. Nolan Mangini worked at Bain & Company, a management consulting company, from 2009 to January 2012, specializing in the health care and private equity practices. She currently serves as a member of the board of directors and audit committee chair at Marathon Health, a private healthcare technology company, and a member of the board of directors of Virta Health and SmithRx, both private healthcare technology companies. Ms. Nolan Mangini holds a B.S. in Economics from The Wharton School at the University of Pennsylvania, an M.B.A. from the Graduate School of Business at Stanford University and an M.P.A. from The Kennedy School of Government at Harvard University.
Hsiao D. Lieu, M.D., age 52, has served as our Executive Vice President since March 2023 and as our Chief Medical Officer since March 2019. Prior to that, Dr. Lieu worked at Genentech from November 2017 to March 2019 as Vice President of Early Clinical Development for non-oncology molecules. He also worked at Eli Lilly and Company, or Eli Lilly, a public pharmaceutical company, from July 2012 through November 2017, where he held various leadership roles, most recently as Global Brand Development Leader, Autoimmune, Taltz®. Prior to joining Eli Lilly, Dr. Lieu was a co-founder and Chief Executive Officer of RetinoRx, LLC and Chief Medical Officer and Executive Vice President at Niles Therapeutics, Inc. and held clinical development leadership roles with Portola Pharmaceuticals, Inc., a public biopharmaceutical company, and CV Therapeutics, Inc., a public biopharmaceutical company that was acquired by Gilead Sciences, Inc. Dr. Lieu was an attending cardiologist at San Francisco General Hospital from 2002 to 2013 and an adjunct Associate Clinical Medical Professor at University of California, San Francisco. Dr. Lieu received his M.D. from Albert Einstein College of Medicine and B.A. from New York University.
Valerie Pierce, age 60, has served as our Senior Vice President, General Counsel, Chief Compliance Officer and Secretary since October 2019. Prior to joining NGM, Ms. Pierce served as Senior Vice President, Associate General Counsel at Jazz from August 2017 through September 2019 and Vice President, Associate General Counsel from September 2012 through August 2017, where she was responsible for corporate governance and securities matters, transactional support, legal operations and a wide variety of other matters. Before Jazz, Ms. Pierce worked in various in-house positions, including Vice President and Senior Transactional Counsel at Amyris, Inc., Senior Vice President and General Counsel at Sunesis Pharmaceuticals, Inc., General Counsel at the Institute for OneWorld Health and earlier roles at Tularik and ALZA Corporation, a public pharmaceutical company. Ms. Pierce received a B.A. from Yale University and a J.D. from Yale Law School.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis discusses the principles underlying our policies and decisions with respect to the compensation of our named executive officers and the material factors relevant to an analysis of these policies and decisions. Our named executive officers for 2022 are:
•David J. Woodhouse, Ph.D., our Chief Executive Officer;
•Siobhan Nolan Mangini, our President and Chief Financial Officer;
•Jin-Long Chen, Ph.D., our Founder and Chief Scientific Officer;
•Hsiao D. Lieu, M.D., our Executive Vice President and Chief Medical Officer; and
•Valerie Pierce, our Senior Vice President, General Counsel, Chief Compliance Officer and Secretary.
Overview of Business
We are a biopharmaceutical company focused on discovering and developing novel, potentially life-changing medicines based on scientific understanding of key biological pathways underlying grievous diseases with critical unmet or underserved patient need. These diseases represent a significant burden for patients and healthcare systems and, in some cases, are leading causes of morbidity and mortality. Since the commencement of our operations in 2008, we have generated a portfolio of product candidates ranging from early discovery to Phase 2b development. Currently, we have five programs in active clinical development. Our biology-centric drug discovery approach is therapeutic area agnostic and aims to seamlessly integrate interrogation of complex disease-associated biology and protein engineering expertise to unlock proprietary insights that are leveraged to generate promising product candidates and enable their rapid advancement into proof-of-concept studies. As explorers on the frontier of life-changing science, we aspire to operate one of the most productive research and development engines in the biopharmaceutical industry.
2022 Accomplishments
Our key accomplishments in 2022 included the following:
•Sharpened our focus on oncology solid-tumor clinical development and advanced our solid tumor oncology development programs in the clinic, including our three myeloid checkpoint inhibitor programs.
◦Myeloid Checkpoint Inhibitor Portfolio
▪NGM707, our ILT2/ILT4 antagonist antibody product candidate. Presented preliminary data from the Phase 1a monotherapy portion of the ongoing Phase 1/2 trial of NGM707 in patients with advanced or metastatic solid tumors at the 2022 European Society of Medical Oncologists (ESMO) I-O Annual Congress. NGM707 was generally well tolerated, potential proof-of-mechanism (myeloid reprogramming) was observed in peripheral blood and tumor biopsies and early signals of anti-tumor activity were demonstrated across multiple tumor types.
▪NGM831, our ILT3 antagonist antibody product candidate. Initiated a Phase 1 trial of NGM831 as a monotherapy and in combination with KEYTRUDA® (pembrolizumab) in patients with advanced solid tumors.
▪NGM438, our LAIR1 antagonist antibody product candidate. Initiated a Phase 1 trial of NGM438 as a monotherapy and in combination with pembrolizumab in patients with advanced solid tumors.
◦NGM120, our GFRAL antagonist antibody product candidate. Presented updated preliminary findings from ongoing Phase 1a and Phase 1b cohorts evaluating NGM120 for the treatment of cancer at the 2022 ESMO Annual Congress and at the 2022 American Association for Cancer Research (AACR) Special Conference: Pancreatic.
•Presented preclinical data on NGM936, our ILT3 x CD3 bispecific antagonist antibody product candidate designed for the treatment of acute myeloid leukemia and multiple myeloma, at the 2022 American Society of Hematology (ASH) Annual Meeting.

•Completed enrollment of patients in ALPINE 4, the Phase 2b trial of aldafermin, our engineered FGF19 analog product candidate, in patients with compensated cirrhosis due to non-alcoholic steatohepatitis (liver fibrosis stage 4 by the NASH Clinical Research Network classification).
In addition, in 2022, we announced disappointing topline results from the Phase 2 CATALINA clinical trial of our product candidate NGM621, a monoclonal antibody engineered to potently inhibit complement C3, which was being evaluated for the treatment of patients with geographic atrophy, or GA. The trial did not meet its primary endpoint of a statistically significant rate of change in GA lesion area using slope analysis over 52 weeks of treatment with NGM621 versus sham.
Compensation Highlights for 2022 and Early 2023
We carefully evaluate our compensation arrangements and maintain and develop programs that we feel are the most appropriate to drive results for our Company and our stockholders. We have evolved our compensation policies since going public to align with our strategic priorities, best practices and compensation trends for companies at a similar stage. We take a holistic approach to designing our policies to align our executive compensation program with our stockholders’ interests and our Company performance, which is best viewed over the long term to align with product development cycles. Highlights of our executive compensation program in 2022 and early 2023 include:
•Base Salary: Our named executive officers’ base salaries for 2022 increased between 3% and 7% as compared to 2021 figures, which is aligned with actions we have taken across the Company.
•Annual Cash Performance-Based Bonus: We did not increase target bonus award opportunities for our named executive officers (with the exception of Ms. Nolan Mangini, whose target was increased in connection with her promotion to President of the Company). Our named executive officers received performance-based cash bonuses for 2022 in amounts ranging between 73% and 80% of target. Our performance-based bonus program supports our commitment to align pay and performance and reinforces that these payments are “at-risk.”
•Long-Term Equity Awards: Equity awards are an integral part of our executive compensation program and comprise the primary “at-risk” portion of our named executive officer compensation package. In 2023, we introduced restricted stock unit, or RSU, awards for the first time, which is consistent with our pay-for-performance philosophy, as award value is directly dependent on stock price. Granting both stock options and RSUs allows us to better balance our goals of attracting and retaining key executives, enhancing stockholder value and motivating and incentivizing extraordinary performance.
•Total Chief Executive Officer Compensation: Our Chief Executive Officer’s total compensation (base salary, performance-based cash bonus earned and equity granted, as reported in the “Executive Compensation—Summary Compensation Table”) for 2022 decreased approximately 40% from 2021 levels. We granted our Chief Executive Officer one equity award in 2022 as part of our annual equity grant cycle.
•Peer Group: We modified our peer group in October 2022 to better represent the current scale of our business by actively excluding companies with higher market capitalizations and making changes to ensure selection of an appropriate group of companies based on not only market capitalization, but also industry focus, number of employees and state of development.
•Stockholder Engagement: We engaged with our stockholders to understand their views on our executive compensation program, as described in the section below entitled “2022 Say-on-Pay Advisory Vote and Stockholder Outreach.”
Executive Compensation Philosophy and Pay-for-Performance Emphasis
Our overall compensation philosophy and executive officer compensation program are guided by the following objectives and principles:
•structure executive compensation to reward and motivate executive officers who contribute to the achievement of our operational and strategic objectives;
•attract and retain executive officers who contribute to our Company’s ongoing performance and long-term success; and

•link executive officer compensation and stockholder interests through the grant of long-term equity incentives.
We seek to attract, motivate and retain highly qualified executive officers by compensating them competitively, consistent with our success and their contribution to that success. Our ability to excel depends on the skills, creativity, integrity and teamwork of all of our employees, including our executive officers, in service of not only our short-term goals, but also our broader long-term strategic objectives. Given the long product development cycles in the biopharmaceutical industry, our Compensation Committee believes that compensation paid to our executive officers should be aligned with both our short- and long-term performance and linked to results intended to create stockholder value. Furthermore, compensation paid to our executive officers is intended to enhance our ability to attract and retain highly qualified executives in a competitive talent market. Mindful of these principles, we have structured our compensation program to ensure that a significant portion of our executive officers’ compensation opportunity is related to factors that are designed to enhance stockholder value and to attract and retain key executives who are critical to our long-term success.
A significant percentage of target compensation for our Chief Executive Officer and other named executive officers is structured in the form of “at-risk” compensation, consisting of the opportunity to earn annual performance-based bonus payouts dependent upon Company and individual performance and equity awards. We believe this approach best aligns our executive officers’ interests with those of our stockholders for both short- and long-term performance. Target total compensation for our named executive officers for 2022, as shown below, reflects annual base salary, target annual performance-based bonus amounts and the grant date fair value of equity awards granted during the year (as reported in “Executive Compensation—Summary Compensation Table” below).

90% At-Risk
Equity Awards 84%
Target Performance-Based Bonus 6%
Base Salary 10%
CEO PAY
82% At-Risk
Equity Awards 75%
Target Performance-Based Bonus 7%
Base Salary 18%
OTHER NAMED EXECUTIVE OFFICERS AVERAGE TARGET PAY

Key Features of our Executive Compensation Program

What We Do	What We Don’t Do
✓ Design executive compensation to align pay with performance
✓ Emphasize long-term equity incentives, with the majority of executive compensation being “at-risk”
✓ Reevaluate and adjust our program annually based on company and market developments and stockholder feedback
✓ Tie performance-based cash bonus opportunities to pre-determined corporate goals
✓ Discourage inappropriate risk-taking
✓ Prohibit hedging and pledging by officers and directors
✓ Engage an independent compensation consultant who reports directly to the Compensation Committee
✓ Have 100% independent directors on the Compensation Committee, which meets regularly in independent session without management present
✓ Provide “double-trigger” change in control severance payments

X No excessive or “single-trigger” change in control or severance payments
X No excise tax or other tax gross-ups
X No guaranteed bonuses or base salary increases
X No executive fringe benefits or perquisites

2022 Say-on-Pay Advisory Vote and Stockholder Outreach
In 2022, we held our first advisory vote from our stockholders regarding our executive compensation program. Our Compensation Committee takes the results of this vote into account when determining the compensation of our executive officers. At our annual meeting of stockholders held in May 2022, approximately 76% of the votes cast were in favor of our say-on-pay proposal. While a significant percentage of the votes cast were in favor of our executive compensation program for 2021, the vote result was below our desired level of support; therefore, we sought to understand the reason for this result.
In response to the level of support for our 2022 say-on-pay proposal, we requested meetings with stockholders owning, in the aggregate, approximately 84% of our outstanding common stock. We contacted all of our top 15 stockholders, which included large, dissenting stockholders. Most stockholders declined to have a meeting or indicated they had no feedback for us on our say-on-pay vote. However, our head of investor relations and General Counsel (and when requested, an independent member of our Board of Directors) held meetings with every stockholder that responded and agreed to meet with us (reflecting in aggregate 11% of our outstanding common stock). In these meetings, we solicited feedback on, and provided additional insight into, our executive compensation program, with the goal of sharing any feedback for consideration by our Compensation Committee. During these engagement meetings, stockholders expressed a general desire for clearer disclosure on the metrics the Company uses to evaluate its performance to demonstrate a pay-for-performance mindset, with a stated preference for measurable metrics that are meaningful to the Company and its business and a corresponding recognition that it is challenging for clinical-stage, non-revenue-generating biotechnology companies with diverse portfolios to set quantitative metrics; a request for a more detailed description of the rationale for compensation of its executives; a stated cap on bonus payouts, while recognizing there never have been payouts above 100% of target; and consideration of introducing performance-vesting criteria for equity awards, in addition to the Company’s current program which includes time-vesting awards. In response to this feedback, we have included more detailed disclosure about our executive compensation decisions and their relationship to corporate performance based on pre-determined goals and the Compensation Committee will consider adding an explicit cap to our bonus program and continue to monitor when it will be appropriate to add performance-vesting awards to the Company’s equity incentive program for executives. We plan to continue to engage with stockholders on a regular basis to solicit and consider their views on our executive compensation program, as well as our business strategy, performance and corporate governance practices.

Process for Determining Executive Compensation
Role of Our Compensation Committee, Management and the Board
Our Compensation Committee is appointed by the Board of Directors to assist with the Board of Director’s oversight responsibilities with respect to the Company’s compensation and benefit plans, policies and programs, administration of Company equity plans and the Board’s responsibilities related to the compensation of the Company’s executive officers, directors and senior management, as appropriate.
Our Compensation Committee is responsible for overseeing and reviewing our general compensation strategy. In this capacity, our Compensation Committee approves the design of, implements, reviews and approves all compensation for our executive officers, except for the approval of compensation for our Chief Executive Officer, whose compensation is approved by our Board of Directors based on recommendations from our Compensation Committee.
Our Compensation Committee works with and receives information and analyses from management, including our legal, finance, and human resources departments, and our Chief Executive Officer, and considers such information and analyses in determining the structure and amount of compensation to be paid to our executive officers, including our named executive officers. Our Chief Executive Officer provides recommendations annually to the Compensation Committee regarding the compensation of all executive officers (other than himself) based on the overall corporate achievements during the period being assessed and his knowledge of the individual contributions to our success by each of the executive officers. The Compensation Committee takes these recommendations into consideration when determining the overall performance of the company and each of our executive officers individually, as demonstrated by progress measured against corporate goals and achievement of other corporate priorities.
From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee or Board of Directors meetings.
Members of management, including our Chief Executive Officer, may attend portions of our Compensation Committee’s meetings; however, neither our Chief Executive Officer nor any other member of management is present during decisions regarding his or her own compensation.
Role of the Independent Compensation Consultant
For 2022, the Compensation Committee engaged Aon’s Human Capital Solutions practice, a division of Aon plc, or Aon, as its independent compensation consultant to examine various policies under the Compensation Committee’s charter. Aon reports directly to the Compensation Committee, and the Compensation Committee has the sole authority to hire, fire and direct the work of Aon. In 2022, Aon advised the Compensation Committee on a variety of compensation-related issues, including:
•identifying an updated peer group of companies for market comparison purposes;
•gathering data on our executive officer cash and equity compensation, and our non-employee director compensation, relative to competitive market practices;
•gathering data on peer group short- and long-term incentive practices;
•gathering data on peer group equity use and dilution;
•addressing trends and best practices in executive compensation to inform the Compensation Committee’s decisions;
•developing a market-based framework for potential changes to our compensation program for the Compensation Committee’s review and input;
•assessing compensation risk to determine whether our compensation policies and practices are reasonably likely to have a material adverse effect on the Company; and
•supporting other ad hoc matters throughout the year.

After review and consultation with Aon, our Compensation Committee determined that Aon is independent, and that there is no conflict of interest resulting from retaining Aon currently or during 2022. In reaching these conclusions, our Compensation Committee considered the factors set forth in the SEC rules and the Nasdaq listing standards. Other than services provided to our Compensation Committee, Aon has not performed any other work for us.
Defining and Comparing Compensation to Market Benchmarks
Because we aim to attract and retain the most highly qualified executive officers in what has been an extremely competitive market for talent, our Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, as described below, the Compensation Committee reviews market data compiled by Aon for each executive officer’s position, including information relating to the mix and levels of compensation for executive officers in the biopharmaceutical industry, with a focus on target total compensation in line with the Compensation Committee’s holistic approach to executive compensation. The use of market data is not formulaic, and the Compensation Committee considers market data as only one of the factors that informs its decisions, as described below under “Key Factors Used in Determining Executive Compensation.”
Determination of 2022 Peer Group
In September 2021, our Compensation Committee, using data provided by Aon, established a group of companies that would be appropriate peers for compensation decisions for 2022 based on a balance of industry focus, number of employees, state of development, complexity and market capitalization. Specifically, companies were selected if they were publicly-traded biopharmaceutical companies that were pre-commercial, with a focus on companies that have recently gone public and clinical-stage companies with products in Phase 2 or 3 clinical trials, as well as preclinical platform companies where appropriate, meeting at least two of the following three criteria:
•companies with market capitalizations that range from approximately 0.3x to 3.0x our market capitalization at the time of selecting the peer group (i.e., $600 million to $5.0 billion);
•companies with 100 to 500 employees; and
•companies based in the United States, with a focus on companies headquartered in the Bay Area and other biotechnology hub markets.
Based on these criteria, in September 2021, Aon recommended, and our Compensation Committee approved, the following companies as our peer group for 2022:

2022 Peer Group(1)
Alector, Inc.	Atara Biotherapeutics, Inc.	Gossamer Bio, Inc.
Allakos Inc.	Cytokinetics, Incorporated	Kodiak Sciences Inc.
Allogene Therapeutics, Inc.	CytomX Therapeutics, Inc.	Madrigal Pharmaceuticals, Inc.
AnaptysBio, Inc.	Denali Therapeutics Inc.	Replimune Group, Inc.
Apellis Pharmaceuticals, Inc.	Dicerna Pharmaceuticals, Inc.	Rubius Therapeutics, Inc.
Arcturus Therapeutics Holdings, Inc.	Editas Medicine, Inc.	Scholar Rock Holding Corporation
Arcus Biosciences, Inc.	Forma Therapeutics Holdings, Inc.	Turning Point Therapeutics, Inc.
_______________________________
(1)Allakos Inc., Arcturus Therapeutics Holdings Inc., Cytokinetics, Incorporated, Forma Therapeutics Holdings, Inc., Kodiak Sciences Inc. and Scholar Rock Holding Corporation were added to our 2022 peer group because they met the selection criteria, and Adverum Biotechnologies, Inc., Constellation Pharmaceuticals, Inc., Fate Therapeutics, Inc., Intellia Therapeutics, Inc., Odonate Therapeutics, Inc., Tricida, Inc. and Voyager Therapeutics, Inc. were removed from the peer group because they either were acquired or no longer met the selection criteria.
At the time of approval of the 2022 peer group, our market cap was at approximately the 50th percentile of the peer companies, reflecting strong alignment with the companies selected for inclusion.

Use of Market Data
In late 2021, Aon completed an assessment of executive compensation based on our chosen 2022 peer group as one input into the pay policy development for 2022 and the Compensation Committee’s determination of executive compensation. This assessment used market data that was compiled from multiple sources and provided by Aon to the Compensation Committee, including: (i) data from the Aon Global Life Sciences Survey with respect to the 2022 peer group companies listed above, or the peer survey data; (ii) the 2022 peer group companies’ publicly disclosed information, or public peer data; and (iii) data from public pre-commercial biotechnology and pharmaceutical companies in the Aon Global Life Sciences Survey with market capitalizations that range from approximately $600 million to $5.0 billion and with 100 to 500 employees, or the general survey data. Generally, peer survey data and public peer data are used in establishing market data reference points, and the general survey data is used when there is a lack of peer survey data and public peer data for an executive officer’s position. The peer survey data, the general survey data and the public peer data are collectively referred to in this Proxy Statement as market data.
Our Compensation Committee reviews each executive officer’s target total compensation, comprising both target total cash compensation (consisting of base salary and target annual performance-based bonus) and equity compensation, against the market data described above primarily to ensure that our executive compensation program, as a whole, is competitive and within the standard practices for companies of a similar stage. This supports our objectives to attract and retain the highest caliber of executive officers and to provide a total compensation opportunity for executive officers that is aligned with our corporate objectives and strategic needs. However, the Compensation Committee recognizes that its compensation decisions may result in compensation that is higher or lower than that paid by peer companies for similar positions based on the Compensation Committee’s exercise of its discretion and its consideration of factors such as experience, scope of position, position criticality and career arc. Our Compensation Committee believes that over-reliance on benchmarking against market data, particularly peer survey data, can result in compensation that is unrelated to the value delivered by our executive officers because compensation benchmarking does not take into account company-to-company variations among actual roles with similar titles or the specific performance of the individual executive officer; as such, market data is just one factor we use in determining executive compensation. Additionally, due to the nature of our business, we compete for executive talent with many companies that are not similar to our peer companies, including with public companies that are larger and more established than we are or that possess greater resources than we do and, particularly for certain roles, that may be in industries other than biotechnology, with smaller private companies that may be able to offer greater equity compensation potential and with prestigious academic and non-profit institutions. Compensation data for such companies and institutions is not reflected in the market data.
As a result, the Compensation Committee does not use a formulaic approach to set pay at a particular positioning within the market data; rather, the Compensation Committee reviews a range of market data reference points as one factor before making compensation determinations for each executive officer. While the Compensation Committee views a range of market data, it generally considers the 60th percentile of market data for base salary and the 50th percentile of market data for each of target annual performance-based bonus awards, long-term incentive compensation and target total direct compensation as appropriate reference points to take into consideration when determining executive officer compensation.
Determination of 2023 Peer Group
While the Compensation Committee believed that the peer group described above was appropriate when approved in September 2021, the Compensation Committee asked Aon to reassess our peer group in October 2022 to better represent the then-current scale of our business following the announcement of topline results from the Phase 2 CATALINA trial and the reduction in our market capitalization. The criteria remained similar to that used to determine our 2022 peer group. However, in October 2022 Aon evaluated each 2022 peer company against an adjusted market capitalization range of $100 million to $800 million (reflecting approximately 0.4x to 3.0x of our market capitalization) for continued inclusion and determined to remove seven peers (Allogene, Apellis, Acrus, Cytokinetics, Denali, Madrigal and Rubius) due to falling outside of this range and two peers (Dicerna and Turning Point) due to acquisitions. Based on these criteria, in October 2022, Aon recommended, and our Compensation Committee approved, the following companies as our peer group for 2023:

2023 Peer Group
4D Molecular Therapeutics, Inc.*	CytomX Therapeutics, Inc.	Kronos Bio, Inc.*
Alector, Inc.	Editas Medicine, Inc.	Nektar Therapeutics*
Allakos Inc.	Evelo Biosciences, Inc.*	Protagonist Therapeutics, Inc.*
Allovir, Inc.*	Forma Therapeutics Holdings, Inc.	Replimune Group, Inc.
Alpine Immune Sciences, Inc.*	Gossamer Bio, Inc.	Scholar Rock Holding Corporation
AnaptysBio, Inc.	Gritstone bio, Inc.*	Summit Therapeutics Inc.*
Arcturus Therapeutics Holdings, Inc.	KalVista Pharmaceuticals, Inc.*	Syros Pharmaceuticals, Inc.*
Atara Biotherapeutics, Inc.	Kodiak Sciences Inc.	Vaxart, Inc.*
_______________________________
*New peer company.
Key Factors Used in Determining Executive Compensation
When determining the compensation of each of our executive officers, our Compensation Committee, with input from our Chief Executive Officer (other than for himself) and reference to market data, may consider a number of key factors, including:
•our overall corporate performance;
•our performance against our intentionally aggressive annual corporate goals and other corporate priorities;
•market trends and pressures;
•the experience level of the executive officer and the scope and criticality of the executive officer’s role;
•the executive officer’s individual performance and career trajectory;
•internal pay equity;
•the need to attract and retain talent in what has been a competitive market; and
•the impact of aggregate compensation on the annual budget and on stockholder dilution.
In making decisions regarding executive compensation, the Compensation Committee members also exercise their independent judgment and use their professional experience and understanding of compensation practices in the biopharmaceutical industry.
Elements of Executive Compensation
The primary components of our executive compensation program are base salary, annual performance-based cash bonus awards and annual equity-based awards. We believe that these components, along with our other benefits, foster a productive work environment that offers our employees the flexibility and opportunity to thrive in a collaborative atmosphere and to receive meaningful rewards and recognition for their contributions to our growth and success. We view these components of compensation as related but distinct. While annual cash bonus awards and annual equity awards are not guaranteed, we believe that, as is common in the biopharmaceutical industry, base salary, annual cash bonuses and equity-based awards are all necessary to attract and retain employees. To date, we have not adopted any formal policies or guidelines for allocating compensation between short- and long-term compensation, or between cash and non-cash compensation. However, as described above, in practice, the vast majority of our named executive officers’ compensation is structured in the form of “at-risk” compensation, intentionally designed to align our executive officers’ interests with those of our stockholders for short- and long-term performance. Long-term compensation in the form of equity awards comprises the primary “at-risk” portion of our named executive officer compensation package. We also provide our executive officers with benefits available to all our employees, including retirement benefits under our 401(k) plan and participation in various employee health and welfare benefit plans, and we provide certain of our executive officers with severance and change-in-control-related payments and benefits.

2022 Compensation Decisions for Our Named Executive Officers
Base Salaries
Base salary is an important element of compensation to attract and retain our executive officers. We provide base salary as a fixed source of cash compensation to recognize each named executive officer’s day-to-day responsibilities, while providing an appropriate and competitive base level of current cash income. Adjustments to base salaries are generally based on the scope of the executive officer’s responsibilities, position criticality, experience and tenure, as well as current market data regarding similar positions and other factors described above. Base salary increases are not formulaic or guaranteed.
In February 2022, the 2022 annual base salaries of our named executive officers were determined and approved by our Board of Directors (with respect to Dr. Woodhouse) and by our Compensation Committee (with respect to our other named executive officers), with retroactive effect to January 1, 2022. The base salary increases from 2021 principally reflected general merit increases and competitive market adjustments. After his increase, Dr. Woodhouse’s base salary was in the range of the 50th percentile of the market data. After his increase, the base salary of Dr. Chen was above the 75th percentile of the market data, reflecting the criticality of the Chief Scientific Officer position to our Company generally, as well as recognition of Dr. Chen’s founder status and the Compensation Committee’s consideration of his significant ongoing contributions, including to the culture of our Company. The base salaries of the other named executive officers were at approximately the 60th percentile of the market data after their respective base salary increases.
Thereafter, in June 2022, in connection with Ms. Nolan Mangini’s promotion to serve in the additional position of President of the Company, the Board of Directors approved a further increase to Ms. Nolan Mangini’s annual base salary from $460,000 to $500,000, effective as of July 1, 2022, to reflect Ms. Nolan Mangini’s increased responsibilities and position criticality and to more closely align with market data.
The increases provided to our NEOs were aligned with the prevailing policy implemented across the Company. The following table shows each named executive officer’s 2022 annual base salary rate approved in February 2022:

Name	2021 Annual Base Salary ($)	2022 Annual Base Salary ($)	% Increase
David J. Woodhouse, Ph.D.	580,000	610,000	5.2%
Siobhan Nolan Mangini (1)	435,000	460,000	5.7%
Jin-Long Chen, Ph.D.	530,000	550,000	3.8%
Hsiao D. Lieu, M.D.	450,000	475,000	5.6%
Valerie Pierce	412,000	440,000	6.8%
_______________________________
(1)In connection with Ms. Nolan Mangini’s promotion to serve in the additional position of President of the Company, the Board of Directors approved an annual base salary of $500,000 for Ms. Nolan Mangini, effective as of July 1, 2022.
Annual Cash Performance-Based Bonus Program
We maintain an annual cash performance-based bonus program in which all employees, including executive officers, who are employed by us as of September 30 of the performance year are eligible to participate. The potential for annual cash bonuses is intended to provide financial incentives to employees to drive individual and Company performance. Whether a bonus is paid to any executive officer in any given year is dependent primarily on an assessment of the Company’s achievements against corporate goals and individual contributions to the outcomes. The philosophy of the Board of Directors since the inception of the Company has been to establish very aggressive annual corporate goals, with the expectation that all such goals are not going to be achieved in the year given the uncertainty of product development and clinical trial outcomes. As a result, we consider annual performance bonuses to be a form of “at-risk” compensation that is designed to align our executive officers’ interests with those of our stockholders.

Named Executive Officer Bonus Targets
The annual cash bonus targets for our executive officers are set by the Compensation Committee (or, with respect to our Chief Executive Officer, by our Board of Directors) as a percentage of each executive officer’s base salary. They are reviewed annually by the Compensation Committee (and the Board of Directors, as applicable), taking into consideration, as applicable, market data, internal equity and the executive officer’s position criticality and experience in role, and adjusted if deemed appropriate by the Compensation Committee (or the Board of Directors, as applicable). In February 2022, the Compensation Committee (and the Board of Directors, as applicable) determined that the existing bonus targets from 2021 remained aligned with competitive trends and with the level of “at-risk” cash appropriate for the Company and, as a result, were unchanged for 2022.
In June 2022, in connection with Ms. Nolan Mangini’s promotion to serve in the additional position of President of the Company, the Board of Directors approved an increase to Ms. Nolan Mangini’s bonus target from 40% to 45%, effective as of July 1, 2022, to reflect Ms. Nolan Mangini’s increased responsibilities and position criticality and to more closely align with market data.
The following table shows each named executive officer’s 2022 target bonus award:

Name	2022 Target Bonus Award (% of base salary)	2022 Target Bonus Award Relative to Peer Data (percentile)
David J. Woodhouse, Ph.D.	55.0%	25th
Siobhan Nolan Mangini(1)	42.5%	50th
Jin-Long Chen, Ph.D.(2)	45.0%	75th
Hsiao D. Lieu, M.D.	40.0%	50th
Valerie Pierce	40.0%	50th
_______________________________
(1)The 2022 target bonus award listed for Ms. Nolan Mangini reflects that, (i) in February 2022, the Compensation Committee determined that Ms. Nolan Mangini’s bonus target for 2022 would remain at 40%, effective as of January 1, 2022, and (ii) in June 2022, in connection with Ms. Nolan Mangini’s promotion to the additional position of President of the Company, the Board of Directors approved a bonus target of 45% for Ms. Nolan Mangini, effective as of July 1, 2022.
(2)The 2022 target bonus award listed for Dr. Chen fell at the 75th percentile of the market data for his position in light of the criticality of the Chief Scientific Officer position to our Company generally, as well as in recognition of Dr. Chen’s founder status and the Compensation Committee’s consideration of his significant ongoing contributions, including to the culture of our Company.
Determination of Total Company Bonus Pool
Bonuses for all employees, including our executive officers, are allocated from a bonus pool that is determined by the Compensation Committee each year. The total aggregate bonus payout for all employees, including executive officers, is capped at the amount of the approved bonus pool.
The bonus pool for any given year is determined primarily based on the Compensation Committee’s determination of the Company’s percentage achievement of intentionally aggressive annual corporate goals approved by our Board of Directors and the Compensation Committee, or the bonus pool performance percentage. The Company’s annual corporate goals generally fall into two broad strategic areas — advancement of research and development, or R&D, programs and corporate business objectives — and are intended to drive specific product discovery objectives and preclinical and clinical development achievements across our broad pipeline and to continue to build the foundation for the Company’s future growth. In February 2022, our Board of Directors approved our 2022 corporate goals, or the 2022 goals, and the Compensation Committee adopted the 2022 goals for purposes of considering the bonus pool release for 2022 performance. Our 2022 goals focused on generating clinical data for certain of our clinical-stage programs, completing enrollment in certain other clinical trials, building up our oncology development capabilities expertise, achieving certain capital-raising and business development objectives, advancing our discovery research efforts and meeting certain recruiting, retention and operating expense targets.
Consistent with the philosophy of the Board of Directors that more progress will be made by striving to achieve stretch goals, even if all of the goals are not fully achieved, the 2022 goals were set as intentionally aggressive stretch goals. The probability of achievement of our 2022 goals, as a whole, was dictated by clinical outcomes which, by their nature, are uncertain and risky. As such, the 2022 goals were designed to incentivize extraordinary performance, while recognizing that 100% achievement of all of the 2022 goals was unlikely to be achieved. The Compensation Committee recognized that achieving even 80% of the 2022 goals would be difficult, requiring focused effort and diligence, and would represent strong positive alignment with the Company’s business objectives. As a result, the Compensation Committee determined that the achievement of approximately 80% of our 2022 goals could result in funding 100% of the bonus pool in an aggregate amount equal to all employee bonuses paid at 100% of their respective targets, or a 100% bonus pool performance percentage, as shown below:

% of 2022 Goals Achieved	80%
% of Bonus Pool Funding	100%
In early 2023, in making its decision regarding the amount of the bonus pool for 2022 performance, the Compensation Committee, considering input from our Chief Executive Officer and other members of the Board of Directors, considered our achievements against our aggressive 2022 goals. Specifically, the Compensation Committee noted the following achievements with respect to our 2022 goals:
•advancement of our NGM707 Phase 1/2 trial to support advancement of Phase 2a development;
•completion of enrollment in the Phase 1a portion of the NGM831 Phase 1 trial, and completion of enrollment in the Phase 1a portion of the NGM438 Phase 1 trial in early 2023;
•buildup of our oncology development expertise, including improvements in clinical oncology development, regulatory and biometrics capabilities;
•raising approximately $50 million in capital;
•advancing research discovery efforts, including progress towards a new biologics platform; and
•directing cash resources to optimally develop our R&D portfolio within our approved management operating plan.
In addition, the Compensation Committee considered that, in October 2022, we announced disappointing topline results from the Phase 2 CATALINA clinical trial of our NGM621 which was being evaluated for the treatment of patients with GA.
Based on the Compensation Committee’s evaluation of the achievements against our 2022 goals, and the results of the CATALINA trial, the Compensation Committee determined that the Company had achieved approximately 60% of its 2022 goals. Under the established approach that the achievement of approximately 80% of our 2022 goals could result in funding 100% of the bonus pool, the Compensation Committee determined to fund the bonus pool in an aggregate amount equal to all employee bonuses paid at 75% of their respective targets, or a 75% bonus pool performance percentage, as shown below. In addition to this bonus pool, we fund an exceptionalism bonus pool that is used to reward key talent and our highest performing employees below the vice president level. Our named executive officers are not eligible for exceptionalism bonuses.

% of 2022 Goals Achieved	60%
% of Bonus Pool Funding	75%
Named Executive Officer Bonus Payments
The Compensation Committee and the Board of Directors (with respect to Dr. Woodhouse) aims to award each executive officer a bonus equivalent to the portion of their target bonus award adjusted by the bonus pool performance percentage, but generally believes that allowing for adjustments based on an assessment of individual contributions to the Company’s goals is an important aspect of compensation governance and is consistent with our Company’s culture.
In February 2022, the Board of Directors determined that Dr. Woodhouse’s performance goals for purposes of determining his 2022 bonus were the 2022 goals. As such, in early 2023, the Board of Directors deemed it appropriate to pay Dr. Woodhouse an amount commensurate with the 75% bonus pool performance percentage. The Compensation Committee approved the cash bonus amount for each other named executive officer based on each named executive officer’s bonus target and the 75% bonus pool performance percentage, as well as the Compensation Committee’s consideration of individual performance, target total cash compensation relative to market data and other factors. Specifically, the Compensation Committee considered the following aspects of each named executive officer’s individual performance, including contributions toward the corporate accomplishments noted above, when determining the amount of his or her 2022 cash bonus payment.
•Ms. Nolan Mangini: our Compensation Committee considered numerous contributions, including her role in raising $50 million of new capital through equity financing, expanding and strengthening our business development capabilities and her contributions to our business development efforts, and the successful completion of the Company’s first SOX 404(b) audit.
•Dr. Chen: our Compensation Committee considered numerous contributions, including advancement of several new research-stage programs and platform technologies, selection and mentoring of new leadership within the biology and protein engineering functions and contributions to business development efforts.
•Dr. Lieu: our Compensation Committee considered key contributions to the buildup of oncology expertise within clinical development, increased capabilities in biometrics and regulatory and timely execution of trials in a broadened portfolio of clinical programs.
•Ms. Pierce: our Compensation Committee considered numerous contributions, including legal support for financing and business development activities during the year, leadership of organizational improvements in SEC reporting and broader contributions to managing company growth and diversity, equity and inclusion efforts.
In light of the foregoing, the 2022 bonus awards set forth in the table below were approved by our Board of Directors (with respect to Dr. Woodhouse) and by our Compensation Committee (with respect to our other named executive officers):

Named Executive Officer	Actual 2022 Performance-Based Bonus Award ($)	Actual 2022 Performance-Based Bonus Award (% of Target Bonus)
David J. Woodhouse, Ph.D.	250,000	75
Siobhan Nolan Mangini	150,000	74
Jin-Long Chen, Ph.D.	180,000	73
Hsiao D. Lieu, M.D.	150,000	79
Valerie Pierce	140,000	80
Equity Compensation
We believe that our ability to grant equity awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our executive officers with the financial interests of our stockholders and is therefore a key aspect of our pay-for-performance program. In addition, we believe that our ability to grant equity awards helps us to attract, retain and motivate executive officers, and fosters an ownership culture, designed to encourage them to devote their best efforts to our business and financial success. Prior to 2023, all equity awards were granted in the form of stock options, which is consistent with early-stage development companies, to align with increases in stockholder value. The Compensation Committee also believes that stock options align with a focus on future value consistent with the longer product cycles that come from executing on research and clinical trial objectives. The Compensation Committee believes that stock options are inherently performance-based, and automatically link executive pay to stockholder return, as the value realized, if any, from an award of stock options is dependent upon, and directly proportionate to, future appreciation in our stock price. Regardless of the reported value in the Summary Compensation Table, our named executive officers will only receive value from their stock option awards if the market price of our common stock increases above the market price of our common stock at the time of grant and remains above such price as the stock options continue to vest. Stock options also do not have downside protection, and the awards will not provide value to the holder when the stock price is below the exercise price.
Vesting of options is generally tied to continuous service with us, serving as an additional retention measure. Prior to 2023, our executive officers were typically awarded an initial new hire option grant upon commencement of employment, as well as annual option grants thereafter. Annual grants typically commence in the year following the executive officer’s employment start date so long as the executive officer was employed by October 1st of the preceding year (although the amount of any such grant takes into consideration the amount of time that has passed since the new hire grant was made). However, an annual option grant is not guaranteed and is awarded at the sole discretion of the Compensation Committee (or the Board of Directors, as appropriate). We consider annual option grants to be a form of “at-risk” compensation.
Beginning in 2023, our Compensation Committee introduced restricted stock unit, or RSU, awards as part of our annual grant program, as further described below under “Preview of 2023 Equity Awards.” The Compensation Committee made the decision to introduce RSU awards to reflect macro-economic factors in our sector, for additional retention as the Company addressed ongoing clinical trial and scientific outcomes and implemented a shift in strategic focus to oncology, which has inherently long development cycles. In addition, this action was considered to manage overall dilution for our stockholders and to reflect the ongoing talent pressure across the life sciences sector, in particular in the Bay Area.
Each of our named executive officers holds stock options under our Amended and Restated 2018 Equity Incentive Plan, or the Restated 2018 Plan, and some hold options under our 2008 Equity Incentive Plan, or the 2008 Plan. Such options were granted subject to the general terms of the applicable plan and the applicable forms of stock option agreement thereunder. All options are granted with a per share exercise price equal to no less than the fair market value of a share of our common stock on the grant date, and generally vest, for initial new hire grants, as to 25% of the shares subject to the option on the first anniversary of the applicable new hire start date with the remainder vesting on a monthly basis over 36 months thereafter and, for annual grants, on a monthly basis over 48 months, in each case subject to continued service with us through each vesting date. All options have a maximum term of up to 10 years from the date of grant, subject to earlier expiration following the cessation of an executive officer’s continuous service with us. Option vesting is subject to acceleration as described below under “Executive Compensation—Potential Payments Upon Termination or Change in Control” and “Executive Compensation—Equity Compensation Plans.” Options generally remain exercisable for three months following an executive officer’s cessation of continuous service, except in the event of a termination for cause or due to disability or death.
The specific vesting terms of each named executive officer’s stock options are described below under “Executive Compensation—Outstanding Equity Awards at December 31, 2022.” For additional information about our equity compensation plans, please see the section titled “Executive Compensation—Equity Compensation Plans” below.
Annual 2022 Stock Option Awards
In February 2022, the Compensation Committee (or, with respect to Dr. Woodhouse, the Board of Directors) granted a stock option to each of our named executive officers that vests as follows: 1/48th of the shares subject to the option vest each month from January 1, 2022, subject to the executive officer’s continued service to us on each applicable vesting date. Such options were granted as of the second business day following the day on which the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 was filed. Stock option grants for each of the named executive officers in 2022 were based on the Compensation Committee’s consideration of a number of factors, including market data for the relevant position (based on award value and percent of company), management of dilution, the retention value of existing holdings for each named executive officer and internal equity across the senior leadership team. In determining the size of the stock options, the Compensation Committee (and the Board, as applicable) considered the 50th percentile of the market data for the award value and percent of company as reference points.

Named Executive Officer	2022 Stock Option Awards (# of shares)
David J. Woodhouse, Ph.D.	500,000
Siobhan Nolan Mangini	200,000
Jin-Long Chen, Ph.D.	175,000
Hsiao D. Lieu, M.D.	150,000
Valerie Pierce	150,000

Ms. Nolan Mangini’s Promotion Stock Option Award
In connection with Ms. Nolan Mangini’s promotion to serve in the additional position of President of the Company, on July 1, 2022, Ms. Nolan Mangini was granted a stock option to purchase 100,000 shares of our common stock, which vests as to 1/48th of the shares subject to the option each month from July 1, 2022, subject to her continued service to us on each applicable vesting date. The size of Ms. Nolan Mangini’s grant was determined after consideration of her increased responsibilities, internal pay equity and market data for comparable positions.
Dr. Lieu’s Supplemental Stock Option Award
In November 2022, in recognition of Dr. Lieu’s criticality to the Company’s business and strategy, our Compensation Committee granted Dr. Lieu a stock option to purchase 150,000 shares of our common stock, which vests as to 50% of the shares subject to the option on each of the first and second anniversaries of the grant date, subject to his continued service to us on each applicable vesting date. Our Compensation Committee determined that this grant was an appropriate retention tool that would further incentivize Dr. Lieu at a pivotal moment for the Company’s business. The size of the grant was determined after taking into consideration, among other things, Dr. Lieu’s then-current compensation opportunities, equity ownership (including the value of his equity holdings and the extent to which the exercise prices of his then-outstanding stock options were below market value), retention considerations and market data.
Preview of 2023 Equity Awards – Introduction of RSUs
In February 2023, we introduced RSU awards into our long-term incentive program to promote the stability and retention of our employees, including our named executive officers. Our Compensation Committee believes a more diversified long-term incentive program, pursuant to which both stock options and RSUs are granted to our employees, including executive officers, better balances our goals of attracting and retaining key executives, enhancing stockholder value, and motivating and incentivizing extraordinary performance. In addition, RSUs are consistent with our pay-for-performance philosophy, as the award value is directly dependent on stock price over the long-term and RSUs provide less dilution than stock options.
Other Features of Our Executive Compensation Program
Agreements with Our Named Executive Officers
We have entered into employment agreements or offer letters with each of our named executive officers. We designed these agreements to be part of a competitive compensation package and to focus our named executive officers on our business goals and objectives. The key terms of the employment agreements or offer letters are described below under “Executive Compensation—Employment, Severance and Change-in-Control Arrangements.”
Pursuant to their employments agreements or offer letters, each of Dr. Woodhouse, Mses. Nolan Mangini and Pierce and Dr. Lieu (effective as of February 2023) is eligible to receive severance payments and benefits upon an involuntary termination of employment without cause (and other than as a result of death or disability) or upon a resignation for good reason, in either case on or within 18 months following a change in control of our Company. We believe that this protection serves to encourage continued attention and dedication to duties without distraction arising from the possibility of a change in control for executive officers in positions not likely to be continued by the acquiror in the event of a change in control, and provides the business with a smooth transition in the event of such a termination of employment of these named executive officers in connection with a transaction. This severance and change-in-control arrangement is also designed to retain these named executive officers in their key positions as we compete for talented executives in the marketplace where such protections are commonly offered. The key terms of these change-in-control severance arrangements are described below under “Executive Compensation—Employment, Severance and Change-in-Control Arrangements.”
In addition, each of our named executive officers holds equity awards under our equity incentive plans that were granted subject to the applicable forms of award agreement. A description of the termination and change-in-control provisions in such equity incentive plans and forms of award agreement is provided below under “Executive Compensation—Equity Compensation Plans.”

Other Benefits and Perquisites
Our named executive officers are eligible to participate in all of our benefit plans, including our 401(k) plan and our NGM Biopharmaceuticals Matching Plan, or the 401(k) Matching Plan (see “Executive Compensation—401(k) Plan and Matching Plan” below), medical, dental, vision, short-term disability, long-term disability and group life insurance, in each case generally on the same basis as other employees. In 2022, for all of our full-time employees in the United States, including our named executive officers, we made a matching contribution in our common stock under our 401(k) Matching Plan equal to 50% of the employee’s 401(k) plan contribution, up to a maximum annual Company contribution of $3,500 worth of our common stock.
We do not currently have qualified or nonqualified defined benefit plans or deferred compensation plans, nor do we offer pension or other retirement benefits other than our 401(k) plan. We generally do not offer perquisites or personal benefits to our named executive officers.
Additional Compensation Information, Policies and Practices
Equity Grant Practices

Our general practice is to grant annual equity awards to our executive officers and other employees as of the second business day following the day on which our Annual Report on Form 10-K for the applicable year is filed. Accordingly, grants to our executive officers are made shortly after we have released information about our financial performance to the public for the applicable annual period. As a result, the timing of equity awards is not coordinated in a manner that intentionally benefits our executive officers.

Accounting and Tax Considerations

Under FASB Accounting Standards Codification Topic 718, Compensation-Stock Compensation, or ASC 718, we are required to estimate and record an expense for each award of equity compensation (including stock options) over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718. The Compensation Committee has considered, and may in the future consider, the grant of performance-based or other types of stock awards to executive officers in lieu of or in addition to stock option grants or RSU awards in light of the accounting impact of ASC 718 and other considerations.
Under Section 162(m) of the Internal Revenue Code, or Section 162(m), compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for (i) certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date or (ii) the reliance period exception for certain compensation paid by corporations that became publicly held on or before December 20, 2019.
Although the Compensation Committee considers tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of NGM and of our stockholders, which may include providing for compensation that is not deductible by us due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with our business needs.
Insider Trading Policy and Hedging and Pledging Prohibitions
We maintain an insider trading policy that prohibits our officers, directors, employees, consultants and contractors from, among other things, engaging in speculative transactions in our securities, including by way of the purchase or sale of “put” or “call” options or other derivative securities directly linked to our equity, short sales of our equity or purchases of our securities on margin. In addition, no officer, director or employee may engage in any transaction in our securities, including any purchase or sale in the open market, loan, pledge, hedge or other transfer, without first obtaining pre-clearance of the transaction from our Chief Financial Officer, General Counsel or their respective designees.

Clawbacks
As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse our Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. Additionally, we intend to adopt a clawback policy that is compliant with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, in a timely manner following finalization of the Nasdaq listing standards relating to the recovery of erroneously awarded compensation.
Risk Assessment Concerning Compensation Practices and Policies
With the assistance of the Compensation Committee’s compensation consultant and our outside legal counsel, in December 2022, the Compensation Committee reviewed our compensation policies and practices to assess whether they encourage employees to take excessive or inappropriate risks. After reviewing and assessing our compensation philosophy, policies and practices, including the mix of fixed and variable, short- and long-term incentives and overall compensation, incentive plan structures and risk mitigation features, and oversight of each plan and arrangement, the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. The Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive or inappropriate risks; and the mix of short-term compensation (in the form of base salary and annual bonus, if any, which is based on the achievement of multiple performance goals), and long-term compensation (in the form of equity awards) prevents undue focus on short-term results and helps align the interests of our named executive officers with the interests of our stockholders.
Report of the Compensation Committee
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company’s management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Company’s Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Respectfully submitted,

The Compensation Committee of the Board of Directors

Suzanne Sawochka Hooper (Chairperson)
Carole Ho, M.D.

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table shows, for the years ended December 31, 2022, 2021 and 2020, the compensation awarded to or paid to, or earned by, our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen-sation ($)(3)	All Other Compen-sation ($)(4)	Total ($)
David J. Woodhouse, Ph.D.	2022	610,000	—	5,072,750	250,000	750	5,933,500
Chief Executive Officer	2021	580,000	300,000	9,031,230	—	750	9,911,980
	2020	525,000	200,000	3,833,880	—	750	4,559,630
Siobhan Nolan Mangini (5)	2022	480,000	—	2,903,030	150,000	750	3,533,780
President and Chief Financial Officer	2021	435,000	175,000	1,003,470	—	750	1,614,220
	2020	199,695	155,000	3,458,520	—	750	3,813,965
Jin-Long Chen, Ph.D.	2022	550,000	—	1,775,463	180,000	750	2,506,213
Founder and Chief Scientific Officer	2021	530,000	200,000	3,512,145	—	750	4,242,895
	2020	515,000	175,000	1,677,323	—	750	2,368,073
Hsiao D. Lieu, M.D.(6)	2022	475,000	7,500	2,106,660	142,500	750	2,732,410
Executive Vice President and Chief Medical Officer	2021	450,000	175,000	2,006,940	—	750	2,632,690
	2020	432,000	150,000	239,618	—	750	822,368
Valerie Pierce(7)	2022	440,000	8,000	1,521,825	132,000	750	2,102,575
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary	2021	412,000	170,000	2,006,940	—	750	2,589,690
_______________________________
(1)Amounts represent discretionary portion of annual performance-based bonuses awarded for the year indicated. For a description of the Company’s annual performance-based bonus program for 2022, see “Compensation Discussion and Analysis—2022 Compensation Decisions for Our Named Executive Officers—Annual Cash Performance-Based Bonus Program” in this Proxy Statement.
(2)Amounts represent the aggregate grant date fair value of stock options granted to our named executive officers during 2020, 2021 and 2022, as applicable, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in “Note 7—Stockholders’ Equity” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the named executive officers.
(3)Amounts represent annual performance-based bonuses awarded for the year indicated. For a description of the Company’s annual performance-based bonus program for 2022, see “Compensation Discussion and Analysis—2022 Compensation Decisions for Our Named Executive Officers—Annual Cash Performance-Based Bonus Program” in this Proxy Statement.

(4)Amounts shown in this column represent defined contribution retirement matching contributions (made in the form of shares of our common stock) provided to the named executive officers on the same terms as provided to all of our regular full-time employees in the United States. For more information regarding these benefits, see below under “—401(k) Plan and Matching Plan.”
(5)Ms. Nolan Mangini was promoted to President of the Company, in addition to her role as Chief Financial Officer of the Company, effective July 1, 2022.
(6)Dr. Lieu was promoted to Executive Vice President of the Company, in addition to his role as Chief Medical Officer of the Company, effective March 8, 2023.
(7)Ms. Pierce was not a named executive officer in 2020 and, thus, only 2021 and 2022 compensation information is shown for Ms. Pierce in this table.

Grants of Plan-Based Awards in 2022

Name	Award Type	Grant Date		Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards ($)(2)
David J. Woodhouse, Ph.D.	Stock Option	3/3/2022	(3)	2/7/2022		500,000	(4)	15.20	5,072,750
	Annual Cash				$335,500
Siobhan Nolan Mangini	Stock Option	3/3/2022	(3)	2/7/2022		200,000	(4)	15.20	2,029,100
	Stock Option	7/1/2022	(5)	6/29/2022		100,000	(5)	12.78	873,930
	Annual Cash				$204,000
Jin-Long Chen, Ph.D.	Stock Option	3/3/2022	(3)	2/7/2022		175,000	(4)	15.20	1,775,463
	Annual Cash				$247,500
Hsiao D. Lieu, M.D.	Stock Option	3/3/2022	(3)	2/7/2022		150,000	(4)	15.20	1,521,825
	Stock Option	11/4/2022	(6)	10/31/2022		150,000	(6)	5.36	584,835
	Annual Cash				$190,000
Valerie Pierce	Stock Option	3/3/2022	(3)	2/7/2022		150,000	(4)	15.20	1,521,825
	Annual Cash				$176,000
_______________________________
(1)This column sets forth the target amount for each named executive officer for the year ended December 31, 2022 under annual performance-based bonus program. There are no threshold or maximum values applicable. For a description of the Company’s annual performance-based bonus program for 2022, see “Compensation Discussion and Analysis—2022 Compensation Decisions for Our Named Executive Officers—Annual Cash Performance-Based Bonus Program” in this Proxy Statement.
(2)Amounts represent the grant date fair value of stock options granted to our named executive officers during 2022 computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in “Note 7 — Stockholders’ Equity” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the named executive officers.
(3)Consistent with the Company’s historical annual grant practices, the grant date is the second business day following the day on which the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 was filed.
(4)Annual options awarded under the Restated 2018 Plan. Options vest as to 1/48th of the shares subject to the option each month from January 1, 2022, subject to each executive’s continued service to us on each applicable vesting date. Options may be exercised when vested following the grant date.
(5)Awarded in connection with Ms. Nolan Mangini’s promotion to President of the Company, in addition to her role as Chief Financial Officer of the Company, effective July 1, 2022. Options vest as to 1/48th of the shares subject to the option each month from July 1, 2022, subject to Ms. Nolan Mangini’s continued service to us on each applicable vesting date. Options may be exercised when vested following the grant date.
(6)Awarded in recognition of Dr. Lieu’s criticality to the Company’s business and strategy. Options vest as to 50% of the shares subject to the option on each of November 4, 2023 and November 4, 2024, subject to Dr. Lieu’s continued service to us on each applicable vesting date. Options may be exercised when vested following the grant date.

Outstanding Equity Awards at December 31, 2022
The following table shows certain information regarding outstanding equity awards at December 31, 2022 for our named executive officers.

	Option Awards(1)(2)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
David J. Woodhouse, Ph.D.	4/22/2015	3/2/2015	255,000	(3)	—	7.54	4/21/2025
	1/20/2017	1/1/2017	87,013		—	7.70	1/19/2027
	1/31/2018	1/1/2018	57,833		—	8.14	1/30/2028
	7/25/2018	7/13/2018	500,000		—	11.00	7/24/2028
	2/7/2019	1/1/2019	200,000		—	12.06	2/6/2029
	2/4/2020	1/1/2020	400,000		—	16.47	2/3/2030
	3/17/2021	1/1/2021	215,625	(4)	234,375	31.93	3/16/2031
	3/3/2022	1/1/2022	114,583	(4)	385,417	15.20	3/2/2032
Siobhan Nolan Mangini	8/3/2020	7/13/2020	300,000	(3)	—	18.88	8/2/2030
	3/17/2021	1/1/2021	23,958	(4)	26,042	31.93	3/16/2031
	3/3/2022	1/1/2022	45,833	(4)	154,167	15.20	3/2/2032
	7/1/2022	7/1/2022	10,416	(4)	89,584	12.78	6/30/2032
Jin-Long Chen, Ph.D.	1/24/2013	1/1/2013	85,082		—	1.44	1/23/2023
	1/24/2014	1/1/2014	175,000		—	2.16	1/23/2024
	1/31/2015	1/1/2015	200,000		—	4.00	1/30/2025
	1/27/2016	1/1/2016	225,000		—	7.64	1/26/2026
	1/20/2017	1/1/2017	225,000		—	7.70	1/19/2027
	1/31/2018	1/1/2018	200,000		—	8.14	1/30/2028
	2/7/2019	1/1/2019	175,000		—	12.06	2/6/2029
	2/4/2020	1/1/2020	175,000		—	16.47	2/3/2030
	3/17/2021	1/1/2021	83,854	(4)	91,146	31.93	3/16/2031
	3/3/2022	1/1/2022	40,104	(4)	134,896	15.20	3/2/2032
Hsiao D. Lieu, M.D.	3/19/2019	3/19/2019	190,000	(3)	—	12.06	3/18/2029
	2/4/2020	1/1/2020	25,000		—	16.47	2/3/2030
	3/17/2021	1/1/2021	47,916	(4)	52,084	31.93	3/16/2031
	3/3/2022	1/1/2022	34,375	(4)	115,625	15.20	3/2/2032
	11/4/2022	11/4/2022	—	(4)(5)	150,000	5.36	11/3/2032
Valerie Pierce	10/1/2019	9/30/2019	200,000	(3)	—	13.42	9/30/2029
	3/17/2021	1/1/2021	47,916	(4)	52,084	31.93	3/16/2031
	3/3/2022	1/1/2022	34,375	(4)	115,625	15.20	3/2/2032
_______________________________
(1)Except as otherwise noted, option may be exercised at any time following the date of grant (including early exercise of unvested options), with any acquired shares that remain unvested as of the officer’s termination date subject to the Company’s right of repurchase.
(2)Except as otherwise noted, option vests in substantially equal monthly installments over 48 months of continuous service following the vesting commencement date set forth above.

(3)Option vests over four years of continuous service following the vesting commencement date set forth above, with 25% of the option vesting after completion of 12 months of continuous service and the remainder vesting in substantially equal monthly installments following the completion of each month of continuous service thereafter.
(4)Option may be exercised when vested following the date of grant.
(5)50% of the shares subject to this option vest on each of November 4, 2023 and November 4, 2024.

Option Exercises in 2022
There were no option exercises by our named executive officers in 2022.
Employment, Severance and Change-in-Control Arrangements
We have entered into employment agreements or offer letters with each of our named executive officers. We designed these agreements to be part of a competitive compensation package and to keep our named executive officers focused on our business goals and objectives. These agreements or offer letters provide for base salaries and incentive compensation, and each component reflects the scope of each named executive officer’s anticipated responsibilities and the individual experience he or she brings to the Company. Each of our named executive officers is an at-will employee. In addition, Dr. Woodhouse’s employment agreement and Ms. Nolan Mangini’s, Dr. Lieu’s and Ms. Pierce’s respective offer letters provide for double-trigger change-in-control benefits. Each named executive officer is also eligible to participate in our employee benefit plans on the same terms as other regular, full-time employees. The key terms of the offer letters or employment agreements are described below. See also “—Equity Compensation Plans” below for a description of certain vesting acceleration and extended post-termination exercise period benefits in connection with certain termination events and corporate transactions.
David J. Woodhouse, Ph.D.
We entered into an employment agreement with Dr. Woodhouse on July 25, 2018. Pursuant to Dr. Woodhouse’s employment agreement, he is entitled to an annual base salary, which was $610,000 in 2022. Pursuant to Dr. Woodhouse’s employment agreement, in the event of a termination without cause (and other than as a result of death or disability) or resignation for good reason, in either case on or within 18 months after the effective date of a change in control of the Company, and contingent on execution of an effective release of claims against us and satisfaction of certain other conditions, Dr. Woodhouse will be entitled to (i) continued payment of his base salary for 12 months; (ii) payment or reimbursement of COBRA premiums for him and his eligible dependents for up to 12 months; and (iii) full vesting of any unvested equity awards held by Dr. Woodhouse.
Under Dr. Woodhouse’s employment agreement, “cause” means: (a) conviction of any felony or any crime involving moral turpitude or dishonesty; (b) participation in a fraud or act of dishonesty against the Company; (c) willful and material breach of executive’s duties that has not been cured within 30 days after written notice from the Board of Directors of such breach; (d) intentional and material damage to the Company’s property; (e) material breach of the proprietary information and inventions agreement between the Company and Dr. Woodhouse; or (f) death, severe physical or mental disability.
Under Dr. Woodhouse’s employment agreement, Dr. Woodhouse has “good reason” to resign from all positions held with the Company if any of the following actions are taken by the Company or a successor corporation or entity without Dr. Woodhouse’s consent, and Dr. Woodhouse notifies the Company in writing, within ten days after the occurrence of one of the following actions, that he intends to terminate his employment no earlier than 30 days after providing such notice, and the Company fails to cure such actions within 30 days after receipt of such notice, and such resignation is effective not later than 30 days after the Company fails to cure the issue: (a) a substantial reduction of Dr. Woodhouse’s rate of compensation; (b) a material reduction in Dr. Woodhouse’s duties; (c) a material failure or refusal of a successor to the Company to assume the Company’s obligations under Dr. Woodhouse’s employment agreement in the event of a change in control; or (d) a relocation of Dr. Woodhouse’s principal place of employment to a place greater than 50 miles from his then-current principal place of employment, which relocation results in a material increase in Dr. Woodhouse’s commute.
Under Dr. Woodhouse’s employment agreement, “change in control” means: (a) a sale of substantially all of the assets of the Company; (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which stockholders immediately before the merger or consolidation have, immediately after the merger or consolidation, a majority of the voting power of the surviving corporation); (c) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which stockholders immediately before the merger have, immediately after the merger, a majority of the voting power of the surviving corporation); or (d) any transaction or series of related transactions in which 50% or more of the Company’s voting power is transferred, other than the sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company’s operations and activities.
Siobhan Nolan Mangini
We entered into an employment offer letter with Ms. Nolan Mangini on May 20, 2020. Pursuant to Ms. Nolan Mangini’s employment offer letter, she is entitled to an annual base salary, which was $460,000 from January 1, 2022 through June 30, 2022 and $500,000 starting July 1, 2022 in connection with her promotion to President as further described below.
On July 1, 2022, Ms. Nolan Mangini was promoted to President of the Company, in addition to her role as Chief Financial Officer of the Company, effective July 1, 2022. In connection with her promotion, our Board of Directors approved changes to Ms. Nolan Mangini’s compensation, including changes to her severance package provided in her employment offer letter described below and changes to her annual base salary, annual bonus target and equity compensation, as further described in “Compensation Discussion and Analysis—2022 Compensation Decisions for Our Named Executive Officers.”
Pursuant to Ms. Nolan Mangini’s employment offer letter, as updated in connection with her promotion on July 1, 2022, in the event of a termination without cause (and other than as a result of death or disability) or resignation for good reason, in either case on or within 18 months after the effective date of a change in control of the Company, and contingent on execution of an effective release of claims against us and satisfaction of certain other conditions, Ms. Nolan Mangini will be entitled to (i) continued payment of her base salary for nine months; (ii) payment or reimbursement of COBRA premiums for her and her eligible dependents for up to nine months; and (iii) full vesting of any unvested equity awards held by Ms. Nolan Mangini.
Jin-Long Chen, Ph.D.
We entered into an employment offer letter with Dr. Chen on January 7, 2008. Pursuant to Dr. Chen’s employment offer letter, he is entitled to an annual base salary, which was $550,000 in 2022.
Hsiao D. Lieu, M.D.
We entered into an employment offer letter with Dr. Lieu on January 16, 2019. Pursuant to Dr. Lieu’s employment offer letter, he is entitled to an annual base salary, which was $475,000 in 2022.
On February 27, 2023, the Compensation Committee approved certain changes to Dr. Lieu’s employment offer letter to provide that in the event of a termination without cause (and other than as a result of death or disability) or resignation for good reason, in either case on or within 18 months after the effective date of a change in control of the Company, and contingent on execution of an effective release of claims against us and satisfaction of certain other conditions, Dr. Lieu will be entitled to (i) continued payment of his base salary for six months; (ii) payment or reimbursement of COBRA premiums for him and his eligible dependents for up to six months; and (iii) full vesting of any unvested equity awards held by Dr. Lieu.
Valerie Pierce
We entered into an employment offer letter with Ms. Pierce on August 6, 2019. Pursuant to Ms. Pierce’s employment offer letter, she is entitled to an annual base salary, which was $440,000 in 2022. In May 2020, the Compensation Committee approved certain changes to Ms. Pierce’s employment offer letter to provide that in the event of a termination without cause (and other than as a result of death or disability) or resignation for good reason, in either case on or within 18 months after the effective date of a change in control of the Company, and contingent on execution of an effective release of claims against us and satisfaction of certain other conditions, Ms. Pierce will be entitled to (i) continued payment of her base salary for six months; (ii) payment or reimbursement of

COBRA premiums for her and her eligible dependents for up to six months; and (iii) full vesting of any unvested equity awards held by Ms. Pierce.
Equity Compensation Plans
The principal features of our equity compensation plans are summarized below.
Amended and Restated 2018 Equity Incentive Plan
In January 2018, our Board of Directors adopted, and in May 2018, our stockholders approved, our 2018 Equity Incentive Plan. In March 2019, our Board of Directors and our stockholders approved the Restated 2018 Plan.
The Restated 2018 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, RSU awards, performance-based stock awards and other forms of equity-based awards, all of which may be granted to employees, including officers, non-employee directors and consultants of us and our affiliates. Incentive stock options may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants. To date, only stock options and RSU awards have been granted under the Restated 2018 Plan.
Except as otherwise provided in the applicable award agreement, upon a participant’s termination of continuous service, stock options that have not vested will be forfeited. Except as otherwise provided in the Restated 2018 Plan and applicable award agreement, options will remain exercisable for a three-month period following a participant’s termination of services, except that, in general, (i) options terminate immediately upon a termination for cause, (ii) options remain exercisable for 12 months following a termination due to disability, (iii) options remain exercisable for 18 months following a termination due to death and (iv) if a participant dies during the three-month period or the 12-month period described in (ii), options shall not expire until the earlier of 18 months after the participant’s death, any termination in connection with a change in control, the expiration date of the option or the day before the tenth anniversary of the grant date. The equity awards held by certain of our named executive officers are also subject to the double-trigger vesting acceleration benefits described above under “Employment, Severance and Change-in-Control Arrangements.”
Our Restated 2018 Plan provides that in the event of a corporate transaction, the successor corporation may assume each outstanding award or may substitute similar awards for each outstanding award. If outstanding awards are not assumed or substituted, the vesting of such awards held by current service providers will accelerate in full prior to the consummation of the transaction, and any awards not exercised will terminate upon closing of the corporate transaction. In addition, the plan administrator may provide for unexercised awards that will otherwise terminate upon closing of the corporate transaction to be cancelled at closing in exchange for a payment equal in value to the amount such award holder would have received in such transaction upon exercise of the award, minus the exercise price.
Under the Restated 2018 Plan, a corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of our consolidated assets, (2) a sale or other disposition of at least 50% of our outstanding securities, (3) a merger, consolidation or similar transaction following which we are not the surviving corporation or (4) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
2008 Equity Incentive Plan
In January 2008, our Board of Directors adopted, and our stockholders approved, our 2008 Plan. Our 2008 Plan provided for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards and restricted stock unit awards to our employees, directors and consultants and those of our affiliates. Only stock options were granted under the 2008 Plan.
Our 2008 Plan expired pursuant to its terms in January 2018, and therefore no new awards may be issued from this plan. However, outstanding options granted under the 2008 Plan will remain outstanding, subject to the terms of the 2008 Plan and the relevant award agreement, until such options are exercised or they terminate or expire by their terms. Our Board of Directors, or a duly authorized committee thereof, has the authority to administer the 2008 Plan.
Except as otherwise provided in the 2008 Plan and applicable award agreement, options granted under the 2008 Plan will remain exercisable for a three-month period following a participant’s termination of services, except that, in general, (i) options terminate immediately upon a termination for cause, (ii) options remain exercisable for 12 months following a termination due to disability and (iii) options remain exercisable for 18 months following a termination due to death.
Our 2008 Plan provides that in the event of a corporate transaction, the successor corporation may assume each outstanding award or may substitute similar awards for each outstanding award. If outstanding awards are not assumed or substituted, the vesting of such awards held by current service providers will accelerate in full prior to the consummation of the transaction, and any awards not exercised will terminate upon closing of the corporate transaction. In addition, the plan administrator may provide for unexercised awards that will otherwise terminate upon closing of the corporate transaction to be cancelled at closing in exchange for a payment equal in value to the amount such award holder would have received in such transaction upon exercise of the award, minus the exercise price.
Under the 2008 Plan, a corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of our consolidated assets, (2) a sale or other disposition of at least 90% of our outstanding securities, (3) a merger, consolidation or similar transaction following which we are not the surviving corporation or (4) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
2019 Employee Stock Purchase Plan
In March 2019, our Board of Directors adopted, and our stockholders approved, the 2019 Employee Stock Purchase Plan, or the ESPP. The purpose of the ESPP is to enable our eligible employees, through payroll deductions or cash contributions, to purchase shares of our common stock, to increase our employees’ interest in our growth and success and encourage employees to remain in our employment.
The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code, or the Code, for our U.S. employees. In addition, the ESPP authorizes grants of purchase rights that do not comply with Section 423 of the Code under a separate non-Section 423 component. In particular, where such purchase rights are granted to employees who are employed or located outside the United States, our Board of Directors may adopt rules that are beyond the scope of Section 423 of the Code.
Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP. Under the ESPP, we may specify offerings with durations of not more than 27 months and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering may be terminated under certain circumstances. Unless otherwise determined by our Board of Directors, common stock will be purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (1) 85% of the fair market value of a share of our common stock on the first date of an offering or (2) 85% of the fair market value of a share of our common stock on the date of purchase.
In the event of certain significant corporate transactions, including the consummation of: (1) a sale of all our assets, (2) the sale or disposition of 90% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction and (4) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within ten business days prior to such corporate transaction, and such purchase rights will terminate immediately.

401(k) Plan and Matching Plan
We maintain a defined contribution employee retirement plan for our employees, including our named executive officers. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Code so that contributions to our 401(k) plan and income earned on such contributions are not taxable to participants until withdrawn or distributed from the 401(k) plan. Our 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to a statutory limit of $20,500 for 2022. Participants who are at least 50 years old can also make “catch-up” contributions, which in 2022 may be up to an additional $6,500 above the statutory limit. Under our 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee. Our 401(k) plan also permits us to make discretionary and matching contributions, subject to established limits and a vesting schedule.
Our 401(k) Matching Plan, effective January 1, 2011, is intended to be a tax-qualified defined contribution plan under Subsections 401(a) and 401(m) of the Code. All employees are eligible to participate and may enter the 401(k) Matching Plan as of the date they become eligible to participate in the 401(k) plan. Each participant who makes pre-tax contributions to the 401(k) plan is eligible to have a matching contribution in our common stock made by us to his or her 401(k) Matching Plan account, which beginning in the year ended December 31, 2022 was generally equal to 50% of the participant’s plan contribution up to a maximum employer contribution of $3,500 worth of our common stock per year. In 2022, we merged the 401(k) Matching Plan into our 401(k) plan for ease of administration. In the future, we may make additional discretionary contributions for all participants to the 401(k) plan. Each participant’s contributions, and the corresponding investment earnings, are generally not taxable to the participants until withdrawn. Participant contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.
Potential Payments Upon Termination or Change in Control
The tables below show estimates of the compensation payable to each of our named executive officers upon their termination of employment with the Company and/or upon a change in control, calculated as if the triggering event had occurred effective December 31, 2022. The actual amounts due to any one of the named executive officers upon termination of employment can only be determined at the time of the termination. There can be no assurance that a termination or change in control would produce the same or similar results as those described below if it occurs on any other date or at any other stock price, or if any assumption is not, in fact, correct.

Name	Benefit	Involuntary Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control ($)(1)	Restated 2018 Plan and 2008 Plan – Certain Corporate Transactions ($)(2)
David J. Woodhouse, Ph.D.	Cash Severance	$610,000	$—
	COBRA Payments	37,692	—
	Vesting Acceleration(3)	—	—
	Total	$647,692	$—
Siobhan Nolan Mangini	Cash Severance	$375,000	$—
	COBRA Payments	28,269	—
	Vesting Acceleration(3)	—	—
	Total	$403,269	$—
Jin-Long Chen, Ph.D.	Cash Severance	$—	$—
	COBRA Payments	—	—
	Vesting Acceleration(3)	—	—
	Total	$—	$—
Hsiao D. Lieu, M.D.	Cash Severance	$—	$—
	COBRA Payments	—	—
	Vesting Acceleration(3)	—	—
	Total	$—	$—
Valerie Pierce	Cash Severance	$220,000	$—
	COBRA Payments	18,846	—
	Vesting Acceleration(3)	—	—
	Total	$238,846	$—
_______________________________
(1)These benefits would be payable under the terms of the employment agreements or offer letters, as applicable, if the termination without cause or termination for good reason occurring within 18 months following a change in control and assuming such termination took place on December 31, 2022. With respect to Dr. Lieu, the addendum regarding his severance benefits was added to his employment offer letter subsequent to December 31, 2022 and, thus, is not reflected in this table. See “Employment, Severance and Change-in-Control Agreements” above for further information.
(2)These benefits would be payable under the Restated 2018 Plan and 2008 Plan upon a corporate transaction event in which the successor corporation elects not to assume or substitute for each outstanding award and such named executive officer’s employment continues, assuming the vesting acceleration took place on December 31, 2022. See “Equity Compensation Plans” above for further information.
(3)The value of stock option acceleration is based on the closing price of $5.02 on December 30, 2022 (given that December 31, 2022 was not a business day), minus the exercise price of the unvested stock option shares subject to acceleration. No amounts are included as of December 31, 2022 because all unvested stock options were out-of-the-money based on such closing price.
Other Elements of Compensation
Health, Welfare and Retirement Benefits
Our named executive officers are eligible to participate in all of our employee benefit plans on the same basis as other employees, as described in “Compensation Discussion and Analysis—2022 Compensation Decisions for Our Named Executive Officers—Other Features of Our Executive Compensation Program—Other Benefits and Perquisites.” We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan in 2022.
Perquisites and Other Personal Benefits
We do not provide perquisites or other personal benefits to our named executive officers.

No Tax Gross-Ups
In 2022, we did not make gross-up payments to cover our named executive officers’ personal income taxes that pertained to any of the compensation or perquisites paid or provided by the Company.

EQUITY COMPENSATION PLANS AT DECEMBER 31, 2022
The following table shows certain information with respect to all of our equity compensation plans in effect as of December 31, 2022.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Stock Options (a)(1)	Weighted- Average Exercise Price of Outstanding Stock Options (b)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders
2008 Equity Incentive Plan	2,282,016	$5.76	—
Restated 2018 Plan(2)	11,933,405	16.43	5,660,466
2019 Employee Stock Purchase Plan(3)	—	—	263,830
Equity compensation plans not approved by stockholders	—	—	—
Total	14,215,421	$14.74	5,924,296
___________________________________
(1)The table does not include information regarding the 401(k) Matching Plan. Under the 401(k) Matching Plan, all participating employees may contribute up to the annual Internal Revenue Service contribution limit. The 401(k) Matching Plan permits us to make matching contributions on behalf of plan participants, which matching contributions can be made in common stock. As of December 31, 2022, there were 192,385 shares of common stock reserved under this plan.
(2)The number of shares remaining available for future issuance under the Restated 2018 Plan automatically increases on January 1st each year, through and including January 1, 2029, in an amount equal to 4% of the total number of shares of our capital stock outstanding on the last day of the preceding fiscal year, or a lesser number of shares as determined by the Board of Directors. On January 1, 2023, the number of shares available for issuance under the Restated 2018 Plan automatically increased by 3,275,416 shares.
(3)The number of shares remaining available for future issuance under the ESPP automatically increases on January 1st of each year through and including January 1, 2029, in an amount equal to the lesser of (i) 1% of the total number of shares of common stock outstanding on such December 31, (ii) 1,000,000 shares of common stock or (iii) a number of shares as determined by the Board of Directors prior to the beginning of each year, which shall be the lesser of (i) or (ii) above unless the Board of Directors determines not to increase the number of shares available for issuance under the ESPP. On January 1, 2023, the number of shares available for issuance under the ESPP automatically increased by 818,854 shares.

CEO PAY RATIO
CEO Pay Ratio Disclosure
Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median employee, as well as the ratio of the total compensation paid to our Chief Executive Officer as compared to the total compensation paid to the median employee, or the CEO Pay Ratio. The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.
Determination Date
We identified the median employee using our employee population as of December 1, 2022 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).
Consistently Applied Compensation Measure
Under the relevant rules, we are required to identify the median employee by use of a consistently applied compensation measure, or CACM. We chose a CACM that closely approximates the annual target total compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee: (1) annual base pay (using a reasonable estimate of the hours worked for hourly employees and expected annual salary for the remaining employees), (2) the target annual performance-based bonus amount and (3) the grant date fair value of equity awards granted in 2022. In identifying the median employee, we annualized the compensation values of individuals that joined our Company during 2022.
Methodology and Pay Ratio
After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee's annual total compensation in accordance with the requirements of the Summary Compensation Table. Our median employee compensation for 2022 as calculated using Summary Compensation Table requirements was $251,078. Our Chief Executive Officer's compensation for 2022 as reported in the Summary Compensation Table was $5,933,500. Therefore, our CEO Pay Ratio for 2022 is approximately 24:1.
This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with the SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the Company used the CEO Pay Ratio measure in making compensation decisions.

PAY VERSUS PERFORMANCE

The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the Compensation Committee view the link between the Company’s performance and named executive officer pay. For additional information about our pay-for-performance philosophy and how we align executive compensation with Company performance, refer to “Compensation Discussion and Analysis” in this Proxy Statement, beginning on page 19.
Required Tabular Disclosure of Pay Versus Performance
The amounts set forth below under the headings “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. Use of the term “compensation actually paid” is required by the SEC’s rules and as a result of the calculation methodology required by the SEC, such amounts differ from compensation actually received by the individuals and the compensation decisions described in “Compensation Discussion and Analysis.”
In 2022, the Company did not use any “financial performance measures” as defined Item 402(v) of Regulation S‑K to link compensation paid to the named executive officers, which are referred to as NEOs in the headers to the following tables. Accordingly, we have omitted the tabular list of financial performance measures and the table below does not include a column for a “Company-Selected Measure” as defined in Item 402(v) of Regulation S-K. Our Chief Executive Officer is our principal executive officer and is referred to as PEO in the headers to the following tables.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(3) ($)	Average Compensation Actually Paid to Non-PEO NEOs(4) ($)	Total Shareholder Return(5) ($)	Peer Group Total Shareholder Return(6) ($)	Net Loss (in thousands) (7) ($)
2022	5,933,500	(736,553)	2,718,744	236,800	34.15	118.67	(162,667)
2021	9,911,980	(325,199)	2,769,874	(314,657)	120.48	133.20	(120,335)
2020	4,559,630	10,775,804	3,091,019	5,857,903	206.09	134.05	(102,487)
(1)Represents the amount of total compensation reported for Dr. Woodhouse (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table in the “Executive Compensation—Summary Compensation Table” section of this Proxy Statement.
(2)Represents the amount of “compensation actually paid” to Dr. Woodhouse, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Dr. Woodhouse during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Dr. Woodhouse’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards(a) ($)	Equity Award Adjustments(b) ($)	Compensation Actually Paid to PEO ($)
2022	5,933,500	(5,072,750)	(1,597,303)	(736,553)
2021	9,911,980	(9,031,230)	(1,205,949)	(325,199)
2020	4,559,630	(3,833,880)	10,050,054	10,775,804
(a)The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table in the “Executive Compensation—Summary Compensation Table” section of this Proxy Statement for the applicable year.
(b)The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; and (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards Granted and Unvested in the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Total Equity Award Adjustments ($)(i)
2022	1,111,103	(2,629,286)	922,601	(1,001,721)	—	(1,597,303)
2021	3,320,587	(3,613,487)	1,351,292	(2,264,341)	—	(1,205,949)
2020	6,347,279	3,124,409	876,747	(298,381)	—	10,050,054
(i)The fair values of the equity awards as of the applicable vest dates and fiscal year-end dates were calculated using the Lattice option pricing model with the assumptions in the table below, while the assumptions used for estimating the grant date fair value as reported in the “Option Awards” column in the Summary Compensation Table in the “Executive Compensation—Summary Compensation Table” section of this Proxy Statement were calculated using the Black-Scholes option pricing model. The change in our stock price was also a key driver of change in the fair value of the equity awards.

Assumptions	Measurement Dates in Fiscal Year 2022	Measurement Dates in Fiscal Year 2021	Measurement Dates in Fiscal Year 2020
Volatility	75.1% - 81.8%	72.3% - 78.1%	66.2% - 78.1%
Expiration term (years)	6.03 – 9.92	6.05 – 9.96	6.05 – 9.93
Risk-free interest rate	1.4% - 4.2%	0.5% - 1.7%	0.3% - 1.9%
Expected dividend yield	—	—	—
(3)Represent the average of the amounts reported for the named executive officers as a group (excluding our principal executive officer) in the “Total” column of the Summary Compensation Table in the “Executive Compensation—Summary Compensation Table” section of this Proxy Statement in each applicable year. The named executive officers (excluding our principal executive officer) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022 and 2021, Ms. Nolan Mangini, Drs. Chen and Lieu and Ms. Pierce; and (ii) for 2020, Ms. Nolan Mangini and Dr. Chen.
(4)Represent the average amount of “compensation actually paid” to the named executive officers as a group (excluding our principal executive officer), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the named executive officers as a group (excluding our principal executive officer) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the named executive officers as a group (excluding our principal executive officer) for each year to determine the compensation actually paid, using the same methodology described above in footnote (2):

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments(a) ($)	Compensation Actually Paid to PEO ($)
2022	2,718,744	(2,076,744)	(405,200)	236,800
2021	2,769,874	(2,132,374)	(952,157)	(314,657)
2020	3,091,019	(2,567,922)	5,334,806	5,857,903
(a)The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards Granted and Unvested in the Year ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Total Average Equity Award Adjustments ($)
2022	442,099	(862,839)	328,644	(313,104)	—	(405,200)
2021	784,032	(1,344,371)	319,047	(710,865)	—	(952,157)
2020	4,503,893	745,133	191,790	(106,010)	—	5,334,806
(5)Total shareholder return, or TSR, is determined based on the value of an initial fixed investment of $100 on December 31, 2019. Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(6)Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. As permitted by SEC rules, the peer group used for this purpose is the group of companies included in the NASDAQ Biotechnology Index, which is the industry peer group used in our Annual Report on Form 10-K pursuant to Item 201(e) of Regulation S-K for the fiscal year ended December 31, 2022. The separate peer group used by the Compensation Committee for purposes of determining compensation paid to our executive officers is described on page 19.
(7)The dollar amounts reported represent the amount of net loss reflected in the Company’s audited financial statements for the applicable year included in our 2022 Annual Report on Form 10-K. Due to the fact that the Company is not a commercial-stage company, the Company did not have any revenue during the periods presented, other than revenue associated with research and development payments under the Company’s amended and restated research collaboration, product development and license agreement, or the Amended Collaboration Agreement, with Merck Sharpe & Dohme LLC, or Merck. Consequently, the Company did not use net loss as a performance measure in its executive compensation program.

Narrative to Pay Versus Performance Table
Analysis of the Information Presented in the Pay Versus Performance Table
As described in more detail above in “Compensation Discussion and Analysis” in this Proxy Statement, the Company’s executive compensation program reflects a performance-driven compensation philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, those Company measures are not financial performance measures and are therefore not presented in the Pay Versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table above.
Compensation Actually Paid and Net Loss
Because the Company is a pre-commercial stage company, we had no revenue during the periods presented, other than revenue associated with research and development payments under the Amended Collaboration Agreement. Consequently, we do not use net loss as a performance measure in our executive compensation program. Moreover, as a pre-commercial stage company with only limited, nonrecurring revenue associated with our Amended Collaboration Agreement, we do not believe there is any meaningful relationship between our net loss and compensation actually paid to our named executive officers during the periods presented.
Compensation Actually Paid and Cumulative TSR
The chart below shows the relationship between the compensation actually paid to our principal executive officer and the average compensation actually paid to our non-principal executive officer named executive officers, on the one hand, to the Company’s cumulative TSR over the three years presented in the table, on the other. As described in more detail above in “Compensation Discussion and Analysis” of this Proxy Statement, the Company structures a significant portion of target total compensation of our named executive officers to be comprised of equity awards.

Compensation Actually Paid vs Company TSR
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$-
$(2,000,000)
Compensation Actually Paid
$250
$200
$150
$100
$50
$-
Cumulative TSR
(value of initial $100 investment)
$206.09
$120.48
$34.15
2020
2021
2022
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Total Shareholder Return

Cumulative TSR of the Company and Cumulative TSR of the Peer Group

The chart below shows the relationship between the Company’s three-year cumulative TSR to the three-year cumulative TSR of the companies in the NASDAQ Biotechnology Index. For more information regarding the Company’s performance and the companies that we consider when determining compensation, refer to “Compensation Discussion and Analysis” in this Proxy Statement.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

DIRECTOR COMPENSATION
The following table shows for the year ended December 31, 2022 certain information with respect to the compensation of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
David V. Goeddel, Ph.D.	70,233	200,001	—	270,234
Shelly D. Guyer	73,091	200,001	—	273,092
Carole Ho, M.D.	52,181	200,001	—	252,182
Suzanne Sawochka Hooper	65,000	200,001	—	265,001
Mark Leschly(3)	19,094	—	—	19,094
Roger M. Perlmutter, M.D., Ph.D.	50,000	200,001	—	250,001
William J. Rieflin(4)	37,500	—	1,067,350(5)	1,104,850
_________________________________
(1)Amounts represent the aggregate grant date fair value of annual stock option awards of 24,222 options granted to each of our non-employee directors during 2022, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in “Note 7 — Stockholders’ Equity” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the non-employee directors.
(2)The aggregate number of shares outstanding under all options held by our non-employee directors as of December 31, 2022 are set forth in the table below. As of December 31, 2022, none of our non-employee directors held unvested stock awards other than options.

Name	Number of Shares Underlying Option Awards
David V. Goeddel, Ph.D.	84,647
Shelly D. Guyer	109,844
Carole Ho, M.D.	83,356
Suzanne Sawochka Hooper	147,647
Mark Leschly	—
Roger M. Perlmutter, M.D., Ph.D.	70,460
William J. Rieflin	510,000
(3)Mr. Leschly ceased to be a director upon the expiration of his term in May 2022.
(4)Effective as of July 1, 2022, Mr. Rieflin was appointed by the Company’s Board to the position of Chairman of the Board, following Mr. Rieflin’s retirement from his position as the Company’s Executive Chairman, after which he only earned compensation in his capacity as a non-employee director pursuant to our non-employee director compensation policy.
(5)Amounts represent compensation paid and options granted to Mr. Rieflin for services as an employee of the Company. Specifically, these amounts include Mr. Rieflin’s compensation through June 29, 2022 as Executive Chairman, which consisted of $255,710 in cash compensation and 80,000 options granted to Mr. Rieflin during 2022 with an aggregate grant date fair value of $811,640, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in “Note 7 — Stockholders’ Equity” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by Mr. Rieflin. Because Mr. Rieflin provided services in his capacity as an employee, these amounts were not paid under the non-employee director compensation policy.
While cash fees are earned by the individual directors, in some instances the directors request that such compensation be paid to bank accounts of their respective funds.
The tables above do not include Dr. Woodhouse or Dr. Chen because neither Dr. Woodhouse nor Dr. Chen receive additional compensation for services provided as a director. Drs. Woodhouse and Chen are named executive officers and their compensation information is included under “Compensation Discussion and Analysis” and “Executive Compensation” in this Proxy Statement.

Non-Employee Director Compensation Policy
Our non-employee directors receive cash and equity compensation for service on our Board of Directors and committees of our Board of Directors. The Board of Directors approves changes to the compensation of our non-employee directors after carefully considering recommendations from the Compensation Committee. The Compensation Committee periodically reviews our non-employee director compensation practices and recommends changes that it determines appropriate. It is the practice of the Compensation Committee to seek input from Aon, its independent compensation consultant, on our non-employee director compensation program. Aon provides comprehensive assessments and recommendations based on an analysis of director compensation at the same peer companies we use for executive compensation decision-making, as well as related governance considerations.

Our non-employee director compensation policy was originally adopted in 2019. We amended our non-employee director compensation policy in June 2022, after carefully considering market data analysis and recommendations from Aon. The terms of our non-employee director compensation policy, as in effect for 2022, are provided below.

Each non-employee director receives an annual cash retainer of $40,000 for serving on our Board of Directors.
The Lead Independent Director is entitled to an additional annual cash retainer of $25,000 in addition to the annual retainer received by other non-employee directors for serving as our Lead Independent Director. Following the June 2022 amendment, the Non-Executive Chairperson is entitled to an additional annual cash retainer of $35,000 in addition to the annual retainer received by other non-employee directors for serving as our Non-Executive Chairperson.
The Chairs and members of the three committees of our Board of Directors are entitled to the following additional annual cash retainers:

Board Committee	Chair Fee ($)	Member Fee ($)
Audit Committee	30,000	10,000
Compensation Committee	15,000	6,000
Nominating and Corporate Governance Committee	10,000	5,000
All annual cash compensation amounts are payable in equal quarterly installments in advance within the first 30 days of each fiscal quarter in which the service will occur, prorated based on the days remaining in the calendar quarter.
Newly appointed non-employee directors will receive a one-time initial award of options with a grant date fair value of approximately $500,000, which will vest one-third after the first year, with the remaining options vesting quarterly in years two and three following the grant date, such that the options will be fully vested on the third anniversary of the date of grant, subject to the director’s continued service on the Board of Directors. Thereafter, each non-employee director will receive an annual award of options on the date of each annual meeting of stockholders with a grant date fair value of approximately $200,000, which will vest quarterly over one year from the grant date, such that the options will be fully vested on the earlier of the first anniversary of the date of grant and the day prior to the next annual meeting of stockholders, subject to the director’s continued service on the Board of Directors. In addition, in the event of a change in control (as defined in the Restated 2018 Plan) of the Company, the options underlying such grants will vest and become exercisable immediately prior to the effectiveness of such change in control.
The exercise price per share of each stock option granted under the non-employee director compensation policy will be equal to 100% of the fair market value of the underlying common stock on the date of grant. Each stock option will have a term of ten years from the date of grant, subject to earlier termination in connection with a termination of the non-employee director’s continuous service with us or a corporate transaction, each as provided under the Restated 2018 Plan.

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Act and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. This is referred to as a “say-on-pay” vote. Currently, consistent with the preference expressed by the shareholders at the Company’s 2022 Annual Meeting of Stockholders, the policy of the Board of Directors is to solicit a non-binding advisory vote on the compensation of the named executive officers every year.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. The compensation of our named executive officers subject to the vote is disclosed in “Compensation Discussion and Analysis” in this Proxy Statement, the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.
Accordingly, the Board of Directors is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion included in this Proxy Statement, is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board of Directors and, accordingly, the Board of Directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of this proposal requires the vote of the holders of a majority of the voting power of the shares present or represented by proxy and entitled to vote on the matter at the Annual Meeting.
The Board of Directors Recommends
a Vote “For” Proposal No. 2.

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 and has directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP was engaged in 2008 and has audited our consolidated financial statements since 2008. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the voting power of the shares present or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to approve this Proposal No. 3.
The Board of Directors Recommends
a Vote “For” Proposal No. 3.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to NGM by Ernst & Young LLP, our independent registered public accounting firm, for the years ended December 31, 2021 and 2022:

	Year Ended December 31,
	2021	2022
Audit Fees(1)	$2,261,822	$1,953,689
Audit-Related Fees(2)	52,388	12,500
Tax Fees(3)	—	25,000
All Other Fees(4)	2,965	—
Total Fees	$2,317,175	$1,991,189
_______________________________
(1)Audit Fees consisted of fees for professional services billed for the audit of our annual consolidated financial statements and the effectiveness of our internal control over financial reporting, the review of interim financial statements, and related services, and services provided in connection with regulatory filings with the SEC.
(2)Audit-Related Fees consisted of fees for accounting consultations and professional services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees”.
(3)Tax Fees consisted of fees billed for professional services for tax compliance and tax advice.
(4)All other fees for services that are not included under the “Audit” or “Audit-Related” categories were associated with fees related to an online subscription to an Ernst & Young LLP database.
All services performed for us by Ernst & Young LLP, our independent registered public accounting firm, and related fees incurred, were pre-approved by our Audit Committee.
Pre-Approval Procedures
The Audit Committee has procedures in place for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION
The following is a summary of transactions since January 1, 2022 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements that are described in “Compensation Discussion and Analysis,” “Executive Compensation” and “Director Compensation” in this Proxy Statement.
Related-Person Transactions Policy
In connection with our initial public offering, we adopted a written Related-Person Transactions that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-person transactions,” which was subsequently amended in November 2022. For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are, were or will be participants and in which any related person had, has or will have a direct or indirect interest and involving an amount that exceeds $120,000, other than those transactions specifically excluded under Item 404 of Regulation S-K, including transactions involving compensation for service provided to us as an employee, director, consultant or similar capacity by a related person. A related person is any executive officer, director or holder of 5% or more of our capital stock, including any of their immediate family members, and any entity owned or controlled by such persons.
Under the Related-Person Transactions Policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board of Directors) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of us and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.
Certain Transactions With or Involving Related Persons
Merck Collaboration
In 2015, we entered into a research collaboration, product development and license agreement with Merck Sharp & Dohme Corp., or Merck, which together with amendments made prior to June 30, 2021, is referred to as the Original Collaboration Agreement, covering the discovery, development and commercialization of novel therapies across a range of therapeutic areas including a broad, multi-year drug discovery and early development program financially supported by Merck, but scientifically directed by us with input from Merck. The original research phase of the collaboration was for five years and was extended for an additional two years by Merck through March 2022. As part of that extension, Merck agreed to continue to fund up to $75.0 million of our research and development efforts each year consistent with the initial five-year research term and, in lieu of a $20.0 million extension fee payable to us, Merck agreed to make additional payments totaling up to $20.0 million in support of our research and development activities through the first quarter of 2022.
On June 30, 2021, we entered into an amended and restated research collaboration, product development and license agreement with Merck, or the Amended Collaboration Agreement, replacing the Original Collaboration Agreement and extending the research phase of the collaboration, but with a narrower scope than in the Original

Collaboration Agreement. Under the Amended Collaboration Agreement, the collaboration was focused primarily on the identification, research and development of collaboration compounds directed to targets of interest to Merck in the fields of ophthalmology and cardiovascular or metabolic, or CVM, disease, including heart failure. The collaboration scope also included certain laboratory testing and other activities on compounds that are directed to one of up to two undisclosed targets outside of the fields of ophthalmology and CVM disease, or the Lab Programs. Currently, the only ongoing research activities funded under the Amended Collaboration Agreement are certain CVM-related activities and remaining activities under the Lab Programs. The ophthalmology compounds in the collaboration under the Amended Collaboration Agreement initially included NGM621 (and its related compounds) and compounds directed against two other undisclosed ophthalmology targets (and their related compounds). Merck had a one-time option to license NGM621 and its related compounds upon completion of the Phase 2 CATALINA trial. In December 2022, Merck notified us that it would not exercise its option to license NGM621 and its related compounds, nor would Merck exercise the related ophthalmology bundle option; accordingly, these options expired unexercised in January 2023 and the programs are now wholly-owned by us. Further, Merck did not elect for us to continue to conduct research and development on any compounds from our other ophthalmology programs that were subject to the collaboration, which are preclinical and directed to undisclosed targets. Such an election would have resulted in an extended tail period in which Merck would continue to fund our research and development of such ophthalmology compounds. Because Merck did not exercise its ophthalmology license options or make such a tail period election, we do not have any funding from Merck to pursue such ophthalmology programs.

For the year ended December 31, 2022, we recognized collaboration and license revenue of $55.3 million under our collaboration with Merck. See “Business—Licensing and Collaboration Arrangements—Merck Collaboration” in Part I, Item 1, “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Overview” in Part II, Item 7 and “Research Collaboration and License Agreements,” in Note 5 to the consolidated financial statements in Part II, Item 8 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for additional information on our collaboration with Merck.
Indemnification Agreements
We have entered into separate indemnification agreements with our directors and executive officers in addition to the indemnification provided for in our bylaws. These indemnification agreements provide, among other things, that we will indemnify our directors and executive officers for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director or executive officer in any claim, action or proceeding arising in his or her capacity as a director or executive officer of the Company or in connection with service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of March 2, 2023 (except as noted) by:
•each director and nominee for director;
•each of the named executive officers;
•all current executive officers and directors as a group; and
•all those known by us to be beneficial owners of more than five percent of our outstanding common stock.
Unless otherwise indicated in the footnotes, this table is based upon information supplied by officers and directors, as well as Schedules 13G or 13D filed with the SEC by beneficial owners of more than five percent of our common stock. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 82,046,499 shares outstanding on March 2, 2023, adjusted as required by rules promulgated by the SEC.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Entities affiliated with The Column Group(1)	21,661,782	26.4%
Merck Sharp & Dohme Corp.(2)	12,955,016	15.8%
EcoR1 Capital, LLC(3)	6,435,518	7.8%
The Vanguard Group (4)	4,489,149	5.5%
Blackrock Inc. (5)	4,158,643	5.1%
Named Executive Officers and Directors
Jin-Long Chen, Ph.D.(6)	2,669,309	3.2%
David V. Goeddel, Ph.D.(7)	22,060,373	26.9%
Shelly D. Guyer(8)	103,788	*
Carole Ho, M.D.(9)	77,300	*
Suzanne Sawochka Hooper(10)	148,591	*
Hsiao D. Lieu, M.D.(11)	325,938	*
Siobhan Nolan Mangini(12)	416,665	*
Roger M. Perlmutter, M.D., Ph.D.(13)	45,137	*
Valerie Pierce(14)	315,000	*
William J. Rieflin(15)	3,197,672	3.9%
David J. Woodhouse, Ph.D.(16)	2,026,666	2.4%
All executive officers and directors as a group (11 persons)(17)	31,386,439	35.9%
_______________________________
*Represents beneficial ownership of less than 1%.
(1)The indicated ownership is based solely on a Form 4 filed with the SEC by the reporting person on February 1, 2023. The Form 4 provides information as of January 31, 2023. Consists of (i) 11,103,333 shares held of record by The Column Group, LP, (ii) 100,000 shares held of record by The Column Group GP, LP, (iii) 2,265,758 shares held of record by The Column Group II, LP, (iv) 100,000 shares held of record by The Column Group Management, LP, (v) 1,298,908 shares held of record by Ponoi Capital, LP, (vi) 1,298,908 shares held of record by Ponoi Capital II, LP, (vii) 858,035 shares held of record by The Column Group III, LP, (viii) 968,990 shares held of record by The Column Group III-A, LP, (ix) 927,231 shares held of record by The Column Group Opportunity III, LP, (x) 2,650,177 shares held of record by The Column Group IV, LP and (xi) 90,442 shares held of record by The Column Group IV-A, LP. Mr. Svennilson and Dr. Goeddel are managing partners of The Column Group GP, LP and The Column Group II GP, LP, which are the general partners of The Column Group, LP and The Column Group II, LP, respectively, and the Column Group Management, LP and may be deemed to share voting, investment and dispositive power with respect to such shares. Mr. Svennilson, Dr. Goeddel and Dr. Tim Kutzkey are managing members of Ponoi Management, LLC and Ponoi II Management, LLC, which are the general partners of Ponoi Capital, LP and Ponoi Capital II, LP, respectively, and may be deemed to share voting, investment and dispositive power with respect to such shares. Mr. Svennilson, Dr. Goeddel and Dr. Kutzkey are managing partners of The Column Group III GP, LP, which is the general partner of The Column Group III, LP and The Column Group III-A, LP, and may be deemed to share voting, investment and dispositive power with respect to such shares. The Column Group Opportunity III GP, LP is the general partner of The Column Group Opportunity III, LP and may be deemed to share voting, investment and dispositive power with respect to such shares. Mr. Svennilson, Dr. Goeddel and Dr. Kutzkey are managing members of TCG Opportunity III GP, LLC, which is the general partner of The Column Group Opportunity III GP, LP and the ultimate general partner of The Column Group Opportunity III, LP and may be deemed to have voting, investment and dispositive power with respect to such shares. Mr. Svennilson, Dr. Goeddel and Dr. Kutzkey are managing partners of The Column Group IV GP, LP, which is the general partner of The Column Group IV, LP and The Column Group IV-A, LP, and may be deemed to share voting, investment and dispositive power with respect to such shares. The principal address of The Column Group, LP is 1 Letterman Drive, Building D, Suite DM-900, San Francisco, California 94129.
(2)The indicated ownership is based solely on a Schedule 13G filed with the SEC by the reporting person on April 9, 2019. The Schedule 13G provides information as of April 8, 2019. The principal address of Merck Sharp & Dohme Corp. is One Merck Drive, Whitehouse Station, New Jersey 08889.
(3)The indicated ownership is based solely on a Schedule 13G filed with the SEC by the reporting person on October 28, 2022. The Schedule 13G provides information as of October 18, 2022. EcoR1 Capital, LLC has shared voting and dispositive power over all shares held by it. The principal address of EcoR1 Capital, LLC is 357 Tehama Street #3, San Francisco, CA 94103.
(4)The indicated ownership is based solely on a Schedule 13G filed with the SEC by the reporting person on February 9, 2023. The Schedule 13G provides information as of December 30, 2022. The Vanguard Group has (i) shared voting power over 50,562 shares, (ii) sole dispositive power over 4,411,444 shares and (iii) share dispositive power over 77,705 shares. The principal address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(5)The indicated ownership is based solely on a Schedule 13G filed with the SEC by the reporting person on February 3, 2023. The Schedule 13G provides information as of December 31, 2022. Blackrock Inc. has sole voting power over 3,953,380 shares and sole dispositive power over 4,158,643 shares. The principal address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.
(6)Consists of (i) 908,893 shares held directly, (ii) 225,000 shares held in trust and (iii) 1,535,416 shares issuable pursuant to options exercisable within 60 days of March 2, 2023, of which 1,484,373 shares have vested as of March 2, 2023.
(7)Consists of (i) 130,000 common shares held directly, (ii) 110,000 shares held in the Alena Z. Goeddel Irrevocable Trust, (iii) 80,000 shares held in the David V. Goeddel and Alena Z. Goeddel 2004 Trust, (iv) 78,591 shares issuable pursuant to options exercisable within 60 days of March 2, 2023, of which 78,591 shares have vested as of March 2, 2023 and (v) the shares described in footnote (1) above.
(8)Consists of 103,788 shares issuable pursuant to options exercisable within 60 days of March 2, 2023, of which 103,788 shares have vested as of March 2, 2023.
(9)Consists of 77,300 shares issuable pursuant to options exercisable within 60 days of March 2, 2023, of which 70,713 shares have vested as of March 2, 2023.
(10)Consists of (i) 7,000 shares held directly and (ii) 141,591 shares issuable pursuant to options exercisable within 60 days of March 2, 2023, of which 141,591 shares have vested as of March 2, 2023.
(11)Consists of (i) 2,605 shares held directly and (ii) 323,333 shares issuable pursuant to options exercisable within 60 days of March 2, 2023, of which 303,540 shares have vested as of March 2, 2023.
(12)Consists of 416,665 shares issuable pursuant to options exercisable within 60 days of March 2, 2023, of which 295,832 shares have vested as of March 2, 2023.
(13)Consists of 45,137 shares issuable pursuant to options exercisable within 60 days of March 2, 2023, of which 41,283 shares have vested as of March 2, 2023.
(14)Consists of (i) 6,667 shares held directly and (ii) 308,333 shares issuable pursuant to options exercisable within 60 days of March 2, 2023, of which 268,749 shares have vested as of March 2, 2023.
(15)Consists of (i) 2,769,168 shares held in trust for which Mr. Rieflin serves as trustee and shares voting and investment control, (ii) 5,172 shares held directly and (iii) 423,332 shares issuable pursuant to options exercisable within 60 days of March 2, 2023, of which 401,041 shares have vested as of March 2, 2023.
(16)Consists of (i) 17,654 shares held directly, (ii) 80,000 shares held in trust for which Dr. Woodhouse serves as trustee and shares voting and investment control and (iii) 1,929,012 shares issuable pursuant to options exercisable within 60 days of March 2, 2023, of which 1,806,095 shares have vested as of March 2, 2023.
(17)Consists of (i) 26,003,941 shares held of record or beneficially owned by our executive officers and directors as a group and (ii) 5,382,498 shares issuable pursuant to options exercisable by our executive officers and directors as a group within 60 days of March 2, 2023, of which 4,995,596 shares have vested as of March 2, 2023.

HOUSEHOLDING OF PROXY MATERIALS
We have adopted a procedure commonly referred to as “householding.” Under this procedure, we may deliver a single copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2022 to multiple stockholders who share the same mailing address. This delivery method will not be used if we receive contrary instructions from one or more of the stockholders sharing a mailing address. This procedure reduces the environmental impact of our annual meetings, reduces our printing and mailing costs and potentially means extra convenience for stockholders. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2022 to any stockholder that elects not to participate in householding.
To receive, free of charge, a separate copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement or the Annual Report on Form 10-K for the year ended December 31, 2022, or separate copies of any future notice, proxy statement or annual report, you may write or call us at the following mailing address or phone number:
Secretary
NGM Biopharmaceuticals, Inc.
333 Oyster Point Boulevard
South San Francisco
California 94080
Phone: (650) 392-1768
If you are receiving more than one copy of the proxy materials at a single mailing address and would like to participate in householding, please contact the bank, broker or other nominee that holds your shares to request information about eliminating duplicate mailings.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2024 ANNUAL MEETING
To be considered for inclusion in our proxy materials for our 2024 annual meeting of stockholders, your proposal must be submitted in writing by November 30, 2023 to our Secretary at 333 Oyster Point Boulevard, South San Francisco, California 94080, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. However, if the 2024 annual meeting of stockholders is advanced by more than 30 days prior to or delayed by more than 30 days after May 10, 2024, then the deadline will be a reasonable time prior to the time we begin to print and send our proxy materials.
Pursuant to our bylaws, if you wish to submit a proposal (including a director nomination) at the 2024 annual meeting of stockholders that is not to be included in next year’s proxy materials, you must do so not later than the close of business on February 10, 2024 and no earlier than the close of business on January 11, 2024; provided, however, that if next year’s annual meeting is advanced by more than 30 days prior to or delayed by more than 30 days after May 10, 2024 your proposal must be submitted not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. In addition, as to any proposal that a stockholder intends to present at the 2024 annual meeting other than by inclusion in our proxy statement for the 2024 annual meeting of stockholders, the proxy solicited by our Board of Directors for the 2024 annual meeting will confer discretionary voting authority with respect to (i) any proposal for which we have not been provided with timely notice pursuant to the bylaws and (ii) any proposal for which we have been provided with timely notice pursuant to the bylaws, unless the stockholder solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) promulgated under the Exchange Act.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our Board of Director’s nominees must provide in their notice any additional information required by Rule 14a-19 under the Exchange Act.
OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Valerie Pierce
Valerie Pierce
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary
March 29, 2023
A copy of our Annual Report on Form 10-K for the year ended December 31, 2022 is available without charge upon written request to: Secretary, NGM Biopharmaceuticals, Inc., 333 Oyster Point Boulevard, South San Francisco, California 94080.

ch. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V03765-P83776 3. Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023. 2. Approval, on an advisory basis, of the compensation of the Company's named executive officers, as disclosed in the accompanying proxy statement. For Withhold For Against Abstain For Against Abstain !! !! NGM BIOPHARMACEUTICALS, INC. The Board of Directors recommends you vote FOR the following nominees: The Board of Directors recommends you vote FOR proposal 3. The Board of Directors recommends you vote FOR proposal 2. NGM BIOPHARMACEUTICALS, INC. 333 OYSTER POINT BLVD. SOUTH SAN FRANCISCO, CA 94080 1. Election of Directors 1b. Carole Ho, M.D. 1c. William J. Rieflin 1a. Shelly D. Guyer NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. !! ! !! ! !! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 9, 2023. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/NGM2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 9, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V03766-P83776 NGM Biopharmaceuticals, Inc. Annual Meeting of Stockholders May 10, 2023 7:30 AM PDT This proxy is solicited by the Board of Directors The stockholders hereby appoint William J. Rieflin and David J. Woodhouse, Ph.D., or either of them, as proxies, each with the power of substitution, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NGM Biopharmaceuticals, Inc. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 7:30 AM PDT on May 10, 2023, virtually at www.virtualshareholdermeeting.com/NGM2023, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side